Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
2,203,425 ORDINARY SHARES
of
ELRON ELECTRONIC INDUSTRIES LTD.
at
$15.00 NET PER SHARE
by
DISCOUNT INVESTMENT CORPORATION LTD.

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, OR 12:00 MIDNIGHT, ISRAEL TIME, ON MONDAY, AUGUST 16, 2004, UNLESS THE OFFER IS EXTENDED.

We, Discount Investment Corporation Ltd., a company organized under the laws of Israel, are offering to purchase 2,203,425 ordinary shares, NIS 0.003 par value per share, of Elron Electronic Industries Ltd., or Elron shares, at the price of $15.00 per Elron share, net to you (subject to withholding taxes, as applicable), in cash, without interest. As of July 13, 2004, there were 29,225,345 Elron shares issued and outstanding.

THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 11.  THE PRINCIPAL CONDITIONS ARE THAT:

•

AT LEAST 2,203,425 ELRON SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW), SUCH THAT FOLLOWING THE CONSUMMATION OF THE OFFER WE WILL BENEFICIALLY OWN 46.0% OF THE ISSUED AND OUTSTANDING SHARES OF ELRON; AND

•

IN ACCORDANCE WITH ISRAELI LAW, IF THE CONSUMMATION OF THE OFFER WOULD RESULT IN US BEING THE BENEFICIAL OWNERS OF MORE THAN 45.0% OF THE VOTING POWER OF ELRON, AT THE COMPLETION OF THE INITIAL OFFER PERIOD, THE AGGREGATE NUMBER OF ELRON SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (EXCLUDING THE ELRON SHARES HELD BY US OR OUR AFFILIATES) MUST EXCEED THE NUMBER OF ELRON SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF ELRON. PLEASE READ SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

IF MORE THAN 2,203,425 ELRON SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF ELRON SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 2,203,425 ELRON SHARES.

THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, OR 12:00 MIDNIGHT, ISRAEL TIME,ON MONDAY, AUGUST 16, 2004, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE INITIAL OFFER PERIOD. UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER, IF PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD, ALL THE CONDITIONS TO THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, AND THE CONSUMMATION OF THE OFFER WOULD RESULT IN US BEING THE BENEFICIAL OWNERS OF MORE THAN 45.0% OF THE VOTING POWER OF ELRON, WE WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD, UNTIL 5:00 P.M., NEW YORK TIME, OR 12:00 MIDNIGHT, ISRAEL TIME, ON FRIDAY, AUGUST 20, 2004, DURING WHICH YOU MAY TENDER YOUR ELRON SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE ADDITIONAL OFFER PERIOD. THESE DATES WILL CHANGE IF WE DECIDE TO EXTEND THE INITIAL OFFER PERIOD. See Section 1 and Section 11.

The Elron shares are listed on the Nasdaq National Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or the TASE, both under the symbol “ELRN.” On July 15, 2004, the last trading day before commencement of the offer, the closing sale price of the Elron shares was $14.29 on Nasdaq and NIS 64.20 ($14.30 based on an exchange rate of NIS 4.49 per United States dollar as of July 15, 2004) on the TASE. We encourage you to obtain current market quotations for the Elron shares before deciding whether to tender your Elron shares. See Section 6.

In the United States, the Information Agent for the offer is:

MacKenzie Partners, Inc.

In Israel, information concerning the offer is available from our legal counsel:

Goldfarb, Levy, Eran & Co.

July 16, 2004

IMPORTANT

          The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we refer as the Israeli Securities Law, we have filed this offer to purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority, or the ISA, and the Tel Aviv Stock Exchange Ltd., or the TASE. We have also filed an English translation of the Hebrew language cover statement as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission, or the SEC.

          The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

          We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Elron shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

          Holders of Elron shares who hold their Elron shares through a TASE member, or who are named as holders of Elron shares in the Register of Shareholders of Elron in Israel, should tender their Elron shares to Clal Finance Batucha Investment Management Ltd., who, with its affiliates, serve as the Israeli Depositary, pursuant to the instructions in Section 3.  All other holders of Elron shares should tender their Elron shares to American Stock Transfer & Trust Company, the U.S. Depositary, pursuant to the instructions in Section 3. For the addresses and telephone numbers of our Depositaries, see the back cover of this offer to purchase.

          Section 3 also describes a right that shareholders have to object to the offer.

          Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for the Elron shares that are validly tendered and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on Monday, August 16, 2004, unless and until we extend the period of time during which the initial period of the offer is open.  This period is referred to as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us and the consummation of the offer would result in us being the beneficial owners of more than 45.0% of the voting power of Elron, then if, with respect to each Elron share owned by you:

•	you have not yet responded to the offer;

•	you have notified us of your objection to the offer; or

•	you have tendered such Elron share but have withdrawn your tender during the Initial Offer Period,

you will be afforded an additional four calendar-day period, until 5:00 p.m., New York time, or 12:00 midnight, Israel time,on Friday, August 20, 2004, during which you may tender such Elron share.  We refer to this additional period as the Additional Offer Period.  These dates will change if we decide to extend the Initial Offer Period. Elron shares tendered during the Initial Offer Period may be withdrawn at any time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as may be extended), but not during the Additional Offer Period. See Section 1, Section 4 and Section 11.

Any questions and requests for assistance may be directed to MacKenzie Partners, Inc., our Information Agent in the United States, or Goldfarb, Levy, Eran & Co., our legal counsel in Israel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

          Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

          Unless the context otherwise requires, all references in this offer to purchase to “Discount,” “us,” “we,” and “our” are to Discount Investment Corporation Ltd.  All references to “Elron” are to Elron Electronic Industries Ltd. All references to “Nasdaq” are to the Nasdaq National Market. All references to “TASE” are to the Tel Aviv Stock Exchange Ltd. All references to “dollars” or “$” are to United States dollars and all references to “NIS” are to New Israel Shekel.

SUMMARY TERM SHEET

          This summary term sheet is a brief summary of the material provisions of this offer to purchase 2,203,425 ordinary shares of Elron, NIS 0.003 par value per share (which we refer to as the shares) being made by Discount, and is meant to help you understand the offer.  This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase.  The following are some of the questions you, as a shareholder of Elron, may have about us and the offer and answers to those questions.  You are urged to read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

Who is offering to buy my securities?

•

We are Discount Investment Corporation Ltd., an Israeli holding company founded in 1961, and our shares are listed on the TASE under the symbol “DISI.” We hold investments in companies, predominantly companies located in Israel or that are Israel-related, operating mainly in the fields of advanced technology, communications, industry, real estate and commerce.  See Section 9.

How many shares are sought in the offer?

•

Subject to certain conditions, we are offering to purchase 2,203,425 shares of Elron, representing 7.5% of Elron’s issued and outstanding shares and of the voting power of Elron (based on 29,225,345 shares issued and outstanding as of July 13, 2004).

•

If more than 2,203,425 shares are validly tendered and not properly withdrawn, we will purchase 2,203,425 shares on a pro rata basis from all shareholders who have tendered their shares in the Initial Offer Period and the Additional Offer Period.  In these circumstances, the number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered and not properly withdrawn by all shareholders prior to the expiration of the Additional Offer Period.

See Section 1.

Why are you making the offer?

•

We are making the offer in order to comply with the requirements of Israeli law. Under Israeli law, a purchase of shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements if, among other things, as a result of the purchase, the purchaser would own more than 45.0% of the aggregate voting power of the company and no other person owns at least 50.0% of the voting power. Accordingly, since we beneficially own approximately 38.5% of the issued and outstanding shares of Elron, in order for us to purchase additional shares of Elron that would increase our voting power of Elron to more than 45.0%, we are required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law.  See “Background to the Offer — Background” and “Background to the Offer — Purpose of the Offer; Reasons for the Offer.”

How much are you offering to pay and what is the form of payment?

•

We are offering to pay $15.00 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest.  All shareholders tendering their shares in the offer will be paid solely in United States dollars. See “Introduction,” Section 1 and Section 2. See Section 5 with respect to withholding taxes.

What percentage of the shares do you currently own and how much will you own if the offer is completed?

•

We currently beneficially own 11,240,233 shares of Elron, representing approximately 38.5% of Elron’s issued and outstanding shares (based on 29,225,345 shares issued and outstanding as of July 13, 2004).  Of this amount, DIC Loans Ltd., an Israeli company wholly owned by us, owns 7,356,052 shares, representing approximately 25.2% of Elron’s issued and outstanding shares, PEC Israel Economic Corporation, a Maine corporation wholly owned by us, owns 360,484 shares, representing approximately 1.2% of Elron’s issued and outstanding shares, and the balance of 3,523,697 shares, representing approximately 12.1% of Elron’s issued and outstanding shares, is held directly by us. Accordingly, we have significant influence over the election of directors and all ordinary resolutions submitted to Elron’s shareholders.

• Following consummation of the offer, we will beneficially own 46.0% of Elron’s issued and outstanding shares (based on 29,225,345 issued and outstanding shares of Elron as of July 13, 2004).

See “Introduction,” “Background to the Offer — Beneficial Ownership of Shares” and Section 11.

What is the market value of my shares as of a recent date?

•

On July 15, 2004, the last full trading day before we commenced the offer, the closing price per share as reported on Nasdaq was $14.29, and as reported on the TASE was NIS 64.20 ($14.30 based on an exchange rate of NIS 4.49 per dollar as of July 15, 2004). You should obtain a recent quotation for your shares prior to deciding whether or not to tender your shares. See Section 6.

Do you have the financial resources to pay the purchase price in the offer?

• Yes. The purchase of the shares in the offer will be financed by our own internal resources. The offer is not subject to the receipt of financing.

•

According to Israeli law, to secure the payment for the shares tendered in the offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee our obligation to pay for the shares.  To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase.

See Section 2 and Section 10.

Can I object to the offer?

•

Yes. Pursuant to Israeli law, you may object to the offer. If you want to notify us of your objection to the offer you must complete and sign the accompanying notice of objection and deliver such notice prior to the completion of the Initial Offer Period on August 16, 2004 (as may be extended by us) by following the procedures and instructions described in Section 3. Under Israeli law, if the consummation of the offer would result in us being the beneficial owners of more than 45.0% of the voting power of Elron, the aggregate number of shares tendered in the offer at the completion of the Initial Offer Period must exceed the number of shares represented by notices of objection to the offer. This is one of the conditions to the offer and if it is not met we will be prohibited from purchasing any shares tendered in the offer. See the answer to the question “What are the most significant conditions to the offer?” below, “Background to the Offer — Rights of Shareholders Who Do Not Accept the Offer,” Section 3 and Section 11.

What are the most significant conditions to the offer?

The offer is conditioned on, among other things, the following:

•

at least 2,203,425 shares must be validly tendered and not properly withdrawn, prior to the completion of the Initial Offer Period on August 16, 2004 (as may be extended by us), such that following the consummation of the offer, we will beneficially own 46.0% of Elron’s issued and outstanding shares (based on 29,225,345 issued and outstanding shares as of July 13, 2004); and

•

at the completion of the Initial Offer Period on August 16, 2004 (as may be extended by us), the aggregate number of shares validly tendered in the offer and not properly withdrawn (excluding shares held by us or our affiliates) must be greater than the number of shares represented by notices of objection to the offer. Under Israeli law, this condition applies solely in the event that the offer results in us purchasing a number of shares such that following the consummation of the offer, we will beneficially own more than 45.0% of the voting power of Elron (i.e., purchasing more than 1,911,172 shares, based on 29,225,345 issued and outstanding shares as of July 13, 2004).

The offer is not conditioned on the availability of financing or the approval of the board of directors of Elron.

See Section 11, which sets forth in full the conditions to the offer and describes those conditions to the offer that are waiveable by us.

What will happen if the conditions to the offer are not satisfied?

•

If any of the conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any shares tendered in the offer, or, subject to applicable law, we may waive such conditions.  See “Introduction,” Section 1 and Section 11.

How long do I have to decide whether to tender in the offer?

•

You may tender your shares until 5:00 p.m., New York time, or 12:00 midnight, Israel time, in each case on August 16, 2004 (as may be extended by us).  We refer to the period from the commencement of the offer until August 16, 2004 (as may be extended by us) as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

•

We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m. New York time, or 4:00 p.m., Israel time, on the business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us and the consummation of the offer would result in us being the beneficial owners of more than 45.0% of the voting power of Elron, then if, with respect to each share owned by you:

• you have not yet responded to the offer;

• you have notified us of your objection to the offer; or

• you have tendered such share but have withdrawn your tender during the Initial Offer Period,

you will be afforded an additional four calendar-day period following the Initial Completion Date, until 5:00 p.m., New York time, or 12:00 midnight, Israel time, on Friday, August 20, 2004, during which you may tender such share.  We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date.  These dates will change if we decide to extend the Initial Offer Period.

See “Introduction,” Section 1, Section 3 and Section 11.

How do I tender my shares and to which depositary should I tender?

This depends on the manner in which you hold your shares:

•

if you hold your shares through a TASE member or you are named as a holder of the shares in the Register of Shareholders of Elron in Israel, you should tender your shares to the Israeli Depositary by following the procedures and instructions described in Section 3; and

• all other holders of shares should tender their shares to the U.S. Depositary by following the procedures and instructions described in Section 3.

Can I tender my shares using a guaranteed delivery procedure?

• No. You may only tender your shares by following the procedures and instructions described in Section 3.

When can I withdraw the shares I tendered in the offer?

•

You may withdraw any previously tendered shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period.  In addition, under U.S. law, tendered shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the shares have not yet been accepted for payment by us. See Section 1 and Section 4.

When will you pay for the shares tendered in the offer?

•

All of the shares validly tendered in the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration. We expect to make such payment, including in the event that proration of tendered shares is required, within four business days following the Final Expiration Date. To the extent that we do not provide you with the Additional Offer Period, we expect to make such payment, including in the event that proration of tendered shares is required, within four business days following the Initial Completion Date. See Section 1, Section 2 and Section 11.

Can the offer be extended, and under what circumstances?

•

We have the right, in our sole discretion, to extend the Initial Offer Period, subject to applicable law. Under certain circumstances, we may be required by law to extend the Initial Offer Period. See Section 1.

How will I be notified if the offer is extended?

•

If we decide to extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact.  We will also publicly announce the new initial completion date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time (4:00 p.m. Israel time), on the first business day following the day on which we decide to extend the Initial Offer Period. See Section 1.

Has Elron or its board of directors adopted a position on the offer?

•

Under Israeli law, Elron’s board of directors is required, within 14 days after the date of this offer to purchase, to express its opinion to the shareholders on the advisability of the offer.  Elron’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion.

•

Under applicable U.S. law, no later than 10 U.S. business days from the date of this offer to purchase, Elron is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

Are there any conflicts of interest in the offer?

•

As we beneficially own approximately 38.5% of Elron’s shares, we have significant influence over the election of directors of Elron and other matters submitted to Elron’s shareholders for a vote. In addition, some of our directors and officers are also directors of Elron.

•

See “Background to the Offer — Purpose of the Offer; Reasons for the Offer,” “Background to the Offer – Interest of Persons in the Offer,” “Background to the Offer — Beneficial Ownership of Shares” and Schedule I to this offer to purchase.

What are the tax consequences of the offer?

•

The receipt of cash for shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

•

The receipt of cash for shares accepted for payment by us from tendering shareholders will generally be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

•

The receipt of cash for shares accepted for payment by us from tendering shareholders is generally subject to the withholding of Israeli tax at the source, at the rate of 15.0% of the shareholder’s gain on such sale.  We have obtained an approval from the Israeli Tax Authority with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of shares in the offer. The approval provides, among other things, that tendering shareholders who (1) certify that they are non-Israeli residents and hold their shares directly or through a foreign (non-Israeli) broker or financial institution, will not be subject to Israeli withholding tax, (2) hold their shares through an Israeli broker or financial institution, will be subject to Israeli withholding tax as required by Israeli law, and (3) are shareholders not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 9.25% of the gross proceeds payable to them pursuant to the offer.

You are urged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

Will the offer result in the delisting of Elron’s shares?

• No. We expect that Elron’s shares will continue to trade on Nasdaq and the TASE following completion of the offer. See Section 7.

With whom may I talk if I have questions about the offer?

•

You can call MacKenzie Partners, Inc., our Information Agent in the United States, at +1-212-929-5500 or +1-800-322-2885, or our legal counsel in Israel, Goldfarb, Levy, Eran & Co., at +972-3-608-9840, during their respective normal business hours.  See the back cover of this offer to purchase.

v

INTRODUCTION

          We, Discount Investment Corporation Ltd., hereby offer to purchase  2,203,425 ordinary shares, par value NIS 0.003 per share, of Elron Electronic Industries Ltd., or the shares, at a price of $15.00 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest.  The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

          Elron’s shares are listed on the Nasdaq National Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or the TASE, both under the symbol “ELRN.”  As of the date of this offer to purchase, we beneficially own 11,240,233 shares, representing approximately 38.5% of the issued and outstanding shares of Elron (based on 29,225,345 shares issued and outstanding as of July 13, 2004). As a result, if we purchase 2,203,425 shares in the offer (the maximum number of shares to be purchased in the offer), we would beneficially own 13,443,658 shares, representing 46.0% of the issued and outstanding shares of Elron (based on 29,225,345 issued and outstanding shares as of July 13, 2004).

          We are an Israeli holding company that was founded in 1961 and our shares are listed on the TASE under the symbol “DISI.”  We hold investments in companies, predominantly companies located in Israel or that are Israel-related, operating mainly in the fields of advanced technology, communications, industry, real estate and commerce. We are a majority owned subsidiary of IDB Development Corporation Ltd., or IDB Development, a holding company incorporated in Israel, whose shares are listed on the TASE under the symbol “IDBD”, which in turn is controlled by IDB Holding Corporation Ltd., or IDB Holding, a holding company incorporated in Israel, whose shares are listed on the TASE under the symbol “IDBH.”  Please read Section 9 for additional information concerning us.

          The offer is being conducted simultaneously in the United States and in Israel.  The initial period of the offer will be completed at 5:00 p.m., New York time, or 12:00 midnight, Israel time, in each case on August 16, 2004.  We refer to the period from the commencement of the offer until August 16, 2004, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.  We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  As required by Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us and the consummation of the offer would result in us being the beneficial owners of more than 45.0% of the voting power of Elron, then if, with respect to each share owned by you: (a) you have not yet responded to the offer; (b) you have notified us of your objection to the offer; or (c) you have tendered such share but have withdrawn your tender during the Initial Offer Period, you will be afforded an additional four calendar-day period, until 5:00 p.m., New York time, or 12:00 midnight, Israel time, on August 20, 2004, during which you may tender each such share.  We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date.  These dates will change if we decide to extend the Initial Offer Period.

          If you are a record owner of shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary (which we refer to, together with the U.S. Depositary, as the Depositaries), you will generally not be obligated to pay brokerage, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to our purchase of shares in the offer. If you hold your shares through a bank or broker, you should check whether they charge any service or other fees.

          Under certain circumstances, you may be subject to U.S. federal backup withholding of 28.0% of the gross proceeds payable to you pursuant to the offer and to Israeli withholding tax at various rates, depending on your personal situation. See Section 5 for a more detailed description of the material U.S. federal income tax and Israeli tax considerations applicable to Elron’s shareholders in connection with the offer.  You are urged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.

          We will pay the fees and expenses of the Depositaries in connection with the offer.  The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose shares are accepted for payment.  We will also pay the fees and expenses of MacKenzie Partners, Inc., our Information Agent, and Goldfarb, Levy, Eran & Co., our Israeli legal counsel, who will both facilitate and answer questions concerning the offer during their respective normal business hours.

          The offer is conditioned on at least 2,203,425 shares being validly tendered and not properly withdrawn, and we may terminate the offer if less than 2,203,425 shares are validly tendered and not properly withdrawn, prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date.  Certain other conditions to the consummation of the offer are described in Section 11.  We reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission, or the SEC) to amend or, other than the conditions set forth in clause (a)(2) and clause (c) of Section 11, waive  any one or more of the terms of, and conditions to, the offer.  However, if any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing any shares tendered in the offer.  The offer is not conditioned on our obtaining financing or the approval of the board of directors of Elron.  See Section 1, Section 10 and Section 11.

          Under Israeli law, Elron’s board of directors is required, within 14 days after the date of this offer to purchase, to express its opinion to the shareholders on the advisability of the offer.  Elron’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion.  Under applicable U.S. law, no later than 10 U.S. business days from the date of this offer to purchase, Elron is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

          This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

          This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including:

•	any statements of the plans, objectives or expectations regarding the future operations or status of us or Elron;

•	any anticipated trends;

•	any statements regarding future economic conditions or performance; and

•	any statement of assumptions underlying any of the foregoing.

          Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “projects,” “potential,” “are optimistic,” “view” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•	changes in domestic and foreign economic and market conditions;

•	uncertainty as to the completion of the offer; and

•	the risk factors detailed in Elron’s most recent annual report on Form 20-F and its other filings with the SEC.

          See Section 9 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

          You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

BACKGROUND TO THE OFFER

Background

          We originally made our investment in Elron in 1962.  Through the end of 1999, we continued to acquire (directly and indirectly, through our subsidiaries), from time to time, additional shares by executing open market and private transactions, including the exercise of warrants, participation in Elron’s rights offerings in February 1990 and November 1994, and, during 1999, by acquiring PEC Israel Economic Corporation, or PEC, a private company incorporated in Maine, U.S.A., which, at that time, held approximately 3 million shares of Elron. Following these purchases, we beneficially owned approximately 9 million shares, representing approximately 42.5% of the outstanding shares of Elron at that time. On May 5, 2002, we sold to Elron, pursuant to a Share Purchase Agreement dated as of November 19, 2001, (1) all of our shares of DEP Technology Holdings Ltd., or DEP, a private company incorporated in Israel, constituting two-thirds of the outstanding shares of DEP (Elron owned the remaining one-third of the outstanding shares of DEP), (2) a convertible note of DEP, and (3) approximately $3.5 million of loans made by us to RDC Rafael Development Corporation Ltd., a private company incorporated in Israel and a subsidiary of DEP, in consideration for approximately 2.3 million Elron shares.  We have not engaged in any additional transactions in Elron shares since the DEP transaction, and, as of the date of this offer to purchase, we beneficially own 11,240,233 shares of Elron, representing approximately 38.5% of Elron’s outstanding shares.

          In the ordinary course of our business, we from time to time review the performance of our investments and consider possible strategies for enhancing value. As part of our ongoing review of our investment in Elron, we explore, from time to time, the possibilities of acquiring additional, or disposing of, shares of Elron.

          During February 2004, our management discussed the advantages of purchasing additional shares of Elron to increase our shareholdings in Elron to nearly 50.0% of the issued and outstanding shares of Elron.

          During February and March 2004, we conducted an analysis of the legal requirements relating to the purchase of shares from Elron’s shareholders, including the feasibility of conducting a simultaneous tender offer in the U.S. and Israel covering the shares traded on each of Nasdaq and the TASE.  The analysis was made with the assistance of Israeli and U.S. legal counsel.

          Under Israeli law, a purchase of the shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own more than 45.0% of the aggregate voting power of the company and no other person owns at least 50.0% of the voting power. Accordingly, since we beneficially own approximately 38.5% of the issued and outstanding shares of Elron, in order for us to purchase additional shares of Elron that would increase our voting power of Elron to more than 45.0%, we are required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law.  Under Israeli law, in a special tender offer, we must tender for shares representing no less than 5.0% of the voting power of Elron.

          In addition, under Israeli law, once a shareholder owns in excess of 45.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely through a tender offer, unless as a result of the purchase the shareholder would own in excess of 90.0% of the issued and outstanding shares of the company.  Accordingly, we preliminarily decided to set the minimum condition of the offer such that we would own in the aggregate over 45.0% of the voting power of Elron following the consummation of the offer.

          Beginning in March 2004 through the date of this offer to purchase, we continued with preparations in order to enable us to commence the offer.  In addition, we, with the assistance of Israeli and U.S. legal counsel, applied to the SEC and the ISA for relief from certain provisions of the U.S. and Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel. We also requested from the Israeli Tax Authority, or the ITA, an approval with respect to the Israeli withholding tax rates applicable to the offer.

          On March 25, 2004, we convened a meeting of our board of directors.  At this meeting, our board of directors resolved to authorize our management to take action to commence a tender offer for Elron shares and appointed a special committee, consisting of members of our board of directors who are not also directors or officers of Elron, empowered to approve the terms and timing of the offer.

          On June 3, 2004, we received the approval of the ITA with respect to the Israeli withholding tax rates applicable to the offer.

          On June 14, 2004, we received the exemptive relief that we requested from the SEC.

          In late June 2004, we retained a financial advisor to assist us in setting the terms of the offer.

          On July 12, 2004, Mr. Shlomo Cohen, our General Counsel, contacted Mr. Doron Birger, the President and Chief Executive Officer of Elron, and Mr. Paul Weinberg, General Counsel and Corporate Secretary of Elron, to coordinate a meeting on the same day. At the meeting, Mr. Cohen informed Messrs. Birger and Weinberg of our intent to commence shortly a tender offer for Elron shares, such that, following consummation of the tender offer, we will own approximately 46.0% of Elron’s outstanding shares. Certain procedural aspects of the tender offer were also discussed at that meeting. In addition, on July 14, 2004, Mr. Cohen asked Mr. Weinberg, in connection with the tax aspects of the tender offer, whether Elron is or may be characterized as a passive foreign investment company for U.S. federal income tax purposes. Mr. Weinberg responded that, in connection with Elron’s previously announced execution of a definitive agreement for the sale of all of its holdings in Elbit Systems Ltd. (Nasdaq: ESLT), or Elbit Systems, Elron is in the process of reviewing, with the assistance of its advisors, whether such transaction may have the effect of characterizing Elron as a “passive foreign investment company,” for U.S. federal income tax purposes, for 2004, which may result in adverse tax consequences to Elron’s U.S. shareholders.

          On July 15, 2004, we received the exemptive relief that we requested from the ISA.

          On July 15, 2004, the special committee of our board of directors approved the final terms of the offer and resolved to commence the offer.  We commenced the offer on July 16, 2004.

Purpose of the Offer; Reasons for the Offer

          The purpose of the offer is for Discount to increase its beneficial ownership of the issued and outstanding shares of Elron from its current level of approximately 38.5% up to approximately 46.0%. According to Israeli law, we are not permitted to acquire additional shares if such acquisition would result in our percentage ownership of the voting power of Elron being in excess of 45.0%, other than by means of a tender offer.

          As a result of our current percentage ownership of Elron’s shares and our representation on Elron’s board of directors, we exert significant influence over the election of directors and all ordinary resolutions submitted to Elron’s shareholders.  Following consummation of the offer, we will beneficially own approximately 46.0% of Elron’s issued and outstanding shares and will continue to exert significant influence over the election of directors and all ordinary resolutions submitted to Elron’s shareholders. However, under Israeli law, transactions between us and Elron, and transactions of Elron in which we have an interest (other than solely through our ownership of Elron’s shares), which are material, not in the ordinary course of business or not on market terms, require the approval of Elron’s shareholders by a special majority.  Specifically, in addition to approval by Elron’s board of directors and the audit committee thereof, such transactions require approval by at least one-third of the disinterested shareholders voting on the matter, or that the disinterested shareholders who voted against it do not constitute more than 1.0% of Elron’s issued and outstanding shares.

Plans for Elron after the Offer; Certain Effects of the Offer

          Except as otherwise described below or elsewhere in this offer to purchase, we and, to the best of our knowledge, the persons and entities set forth on Schedule I, have no current plans, proposals or negotiations that relate to or would result in the following:

•	an extraordinary corporate transaction, merger, reorganization or liquidation involving Elron or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of the assets of Elron or any of its subsidiaries;

•	any material change in the present dividend rate or policy or indebtedness or capitalization of Elron;

•

any change in the present board of directors and management of Elron (including any plan or proposal to change the number or term of directors or to change any material term of the employment contract of any executive officer);

•	any other material change in Elron’s corporate structure or business;

•	a delisting of the shares; or

•	the shares becoming eligible for termination of registration under Section 12(g)(4) of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

          We expect that from time to time there may be significant developments or transactions involving our portfolio companies (including Elron and its subsidiaries) or their securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by us of our holdings in such entities (including Elron and its subsidiaries) or acquisitions or sales of securities, assets or business operations by such entities. Since Elron is a multinational high technology holding company, operating through subsidiaries and affiliated companies, significant developments that involve Elron may also entail “exit” transactions, such as the sale of such companies and/or Elron’s interest therein, in whole or in part. For example, on July 8, 2004, Elron announced the execution of a definitive agreement for the sale of all of its holdings in Elbit Systems, constituting approximately 19.6% of the outstanding share capital of Elbit Systems to Tadiran Communications Ltd., in consideration for approximately $197 million, as a result of which, upon and subject to the closing of the transaction, Elron will record a gain, net after tax, of between $60 million to $70 million.

          If the offer is consummated, we may from time to time consider although we have no current plans to do so, additional purchases of shares of Elron pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law.  Future purchases may be on the same terms or on terms that are more or less favorable to Elron’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Elron’s shares, our business and financial position and general economic and market conditions. In addition, following consummation of the offer, we may also determine to dispose of the shares, in whole or in part, at any time and from time to time, subject to applicable laws.  Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Elron, the market for the shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us.

          Under Israeli law, if a shareholder owns in excess of 45.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, unless as a result of the purchase the shareholder would own in excess of 90.0% of the issued and outstanding shares of the company. Accordingly, to the extent that we will beneficially own more than 45.0% of the voting power of Elron following consummation of the offer, we may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, as long as our aggregate percentage ownership of Elron’s issued and outstanding shares does not reach 90.0%.

          However, under Israeli law, we, our controlling shareholders and any corporation under our or their control, are prohibited from conducting an additional tender offer for Elron’s shares and from merging with Elron within 12 months from the date of this offer to purchase.

Rights of Shareholders Who Do Not Accept the Offer

          You will have no appraisal or similar rights with respect to the offer.  Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer.  Alternatively, you may simply not respond to the offer and not tender your shares.  It is a condition to the offer that, if the offer would result in us purchasing a number of shares such that following the consummation of the offer, we will beneficially own more than 45.0% of the voting power of Elron (i.e., purchasing more than 1,911,172 shares, based on 29,225,345 issued and outstanding shares as of July 13, 2004), at the completion of the Initial Offer Period, the aggregate number of shares validly tendered in the offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection.  As required by Section 331(c) of the Israeli Companies Law, in making this calculation, we exclude shares held by us or our affiliates.

          An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

          Please see Section 3 for instructions on how to notify us of your objection to the offer.

Interest of Persons in the Offer

          You should be aware that we and some of our affiliates, officers and directors have agreements with Elron that are described below and that may present us or them with actual or potential conflicts of interest.  As a result of our current beneficial ownership of approximately 38.5% of Elron’s issued and outstanding shares and our significant influence over the election of Elron’s directors, we may be deemed to exert substantial influence over Elron. See also under “Background to the Offer -- Plans for Elron after the Offer; Certain Effects of the Offer.”

          The following directors and officers of Elron also serve as directors or officers of Discount or have other affiliations with Discount. Accordingly, they may have an interest that the offer succeeds.

•

Mr. Ami Erel, our President and Chief Executive Officer, is Elron’s Chairman and served as Elron’s Chief Executive Officer from November 1999 to December 2001. He currently holds options to purchase 116,154 ordinary shares of Elron, of which options to purchase 96,820 shares are currently exercisable or will become exercisable within 60 days of the date of this offer to purchase, at exercise prices that range between $8.34 and $18.76 (after adjustment for dividend) per share. Mr. Erel is also entitled to acquire a portion of the securities acquired by Elron in certain Elron group companies. See below under the captions “Related Party Transactions” and “Beneficial Ownership of Shares.”

•	Mr. Oren Lieder, our Chief Financial Officer, is a member of Elron’s board of directors.

•

Mr. Avi Fischer, a member of our board of directors, is a member of Elron’s board of directors. He also serves as Deputy Chairman of IDB Development, our parent company, and as Deputy Chief Executive Officer of IDB Holding, IDB Development’s controlling shareholder.

•

Mr. Dori Manor, a member of our board of directors, is a member of Elron’s board of directors. He is also a member of the boards of directors of IDB Development and IDB Holding. Mr. Manor is the son of Ruth and Isaac Manor, which are affiliated with IDB Holding and us as described in Schedule I.

•

Mr. Assaf Topaz, a Director of Business Development at Elron, is the husband of Michal Topaz, the daughter of Isaac and Ruth Manor, which are affiliated with IDB Holding and us as described in Schedule I, and the sister of Mr. Dori Manor, a member of Elron’s board of directors.

          As of July 9, 2004, the Clal Insurance Group, comprising of Clal Insurance Enterprises Holdings Ltd., or Clal Insurance, and its subsidiaries, held 639,493 shares, representing approximately 2.2% of Elron’s outstanding shares. Clal Insurance is a majority owned subsidiary of IDB Development. See below under the caption “Beneficial Ownership of Shares.”

          Mr. Hannes, a member of our board of directors, owns an insignificant amount of Elron shares. See below under the caption “Beneficial Ownership of Shares.”

          In addition, Clal Finance Batucha Investment Management Ltd., the Israeli Depositary, is a wholly owned subsidiary of Clal Insurance.

Related Party Transactions

          Except as set forth in this offer to purchase and Schedule I, neither we nor, to the best of our knowledge, any of the persons listed on Schedule I, has had any business relationship or transaction during the past two years with Elron or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the offer. Except as set forth in this offer to purchase and Schedule I, there have been no negotiations, transactions or material contacts during the past two years between us or any of our subsidiaries, or to the best of our knowledge, any of the persons listed in Schedule I, on the one hand, and Elron and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Elron’s securities, an election of Elron’s directors or a sale or other transfer of a material amount of assets of Elron.

          The following is a brief description of the companies in which both we and Elron or its affiliates have or had, in the past two years, an equity interest. Consequently, in the past two years we have entered, and may in the future enter, into transactions with such companies that involve Elron, as a co-investor or otherwise.

•

Given Imaging Ltd. Given Imaging Ltd., or Given, is an Israeli company engaged in the development and commercialization of a unique system for the diagnosis of gastrointestinal disorders and diseases, based on an ingested capsule containing a miniature video camera, whose shares are traded on Nasdaq and on the TASE. We, Elron and RDC Rafael Development Corporation Ltd., or RDC, currently hold approximately 12.7%, 9.9% and 10.0% interest in Given, respectively. RDC is a subsidiary of DEP, a wholly owned subsidiary of Elron.

In September 2003, we and Elron entered into a Voting Agreement, pursuant to which, among other things, each party agreed to vote its respective ordinary shares of Given at all meetings of shareholders of Given as shall be mutually agreed between us and Elron. With regard to the election of directors, we agreed to vote all of the Given shares held by us in favor of any nominees to the board of directors of Given proposed by Elron. The initial term of the Voting Agreement expires on the first anniversary thereof and renews automatically for additional one year periods, unless terminated by either party by written notice delivered to the other party at least 30 days prior to the end of the initial period or any subsequent period, as applicable, or unless earlier terminated in writing by all parties thereto. In any event, the Voting Agreement terminates when either party ceases to hold Given shares. The foregoing description is qualified in its entirety by reference to the Voting Agreement, dated September 29, 2003, which is filed as Exhibit (d)(1) to the Schedule TO filed by us with the SEC today.

•

Netvision Ltd. Netvision Ltd., or Netvision, is one of Israel’s largest Internet service providers (ISP).In March 2004, Netvision filed a request with the ISA and the TASE for a proposed initial public offering of its shares on the TASE. The request is a preliminary step in Netvision’s proposed offering and there is no assurance whether and when the proposed offering will take place. We and Elron currently each hold 50.0% of the voting power and approximately 45.7% of the equity interest in Netvision.

We acquired our direct interest in Netvision in mid March 2004 from Tevel Israel International Communications Ltd., a former affiliate of ours. Concurrently with this acquisition, we assumed the rights and obligations of Tevel, including rights of first refusal and tag-along rights, under a shareholders agreement relating to Netvision, to which Elron and Tevel were parties at the time. We also assumed the obligations of Tevel under comfort letters previously issued jointly by Elron and Tevel to Netvision’s lending banks. In late March 2004, we and Elron each extended a $2.0 million loan to Netvision. In June 2004, we and Elron jointly issued new comfort letters to Netvision’s lending banks with respect to bank credits received by Netvision from the lending banks.  On July 14, 2004, we and Elron each extended an additional loan of $1.9 million to Netvision.

•

Galil Medical Ltd. Galil Medical Ltd., or Galil, a private company incorporated in Israel, is a provider of minimally invasive temperature-based therapies for treatment of both benign and malignant diseases of the prostate and other urological diseases such as kidney tumors. We, Elron and RDC currently hold approximately 22.0%, 20.2% and 38.9% interest in Galil, respectively.

From July 2002 to July 2003, certain shareholders of Galil, including us, Elron and RDC, invested in notes, convertible into preferred shares of Galil in accordance with the terms of a Note Purchase Agreement dated May 15, 2002 and various addenda thereto. We, Elron and RDC invested approximately $3.7 million, $3.3 million and $3.9 million, respectively, in this transaction. In September and December 2003, certain shareholders of Galil, including us, Elron and RDC, granted convertible loans to Galil. As part of these loans, we, Elron and RDC advanced to Galil approximately $0.7 million, $0.7 million and $1.3 million, respectively. In late January 2004, Galil, with the consent of its shareholders, including us, Elron and RDC, restructured its share capital by, among other things, converting all outstanding preferred shares and convertible notes into ordinary shares. In April 2004, we, Elron and RDC granted loans to Galil in the amounts of approximately $1.4 million, $1.4 million and $0.8 million, respectively, coupled with warrants exercisable into Galil shares. A portion of the loans granted by us, Elron and RDC to Galil in April 2004 were used by Galil to repay the shareholders’ loans extended to Galil in December 2003, including loans of approximately $0.4 million, $0.4 million and $0.8 million extended by us, Elron and RDC, respectively.

•	K.I.T. eLearning B.V. K.I.T. eLearning B.V., or KIT, a private company incorporated in the Netherlands, is a provider of online academic programs.

In July 2003, we and Elron (who already had a 28.0% interest in KIT) invested $2.0 million and $3.5 million, respectively, in KIT in consideration for approximately 27.0% interest each in KIT. In March 2004, we, Elron and Kidum IT, which held an approximately 28.0% interest in KIT, sold all of KIT’s outstanding shares to a subsidiary of Laureate Education, Inc. (formerly, Sylvan Learning Systems, Inc.) in consideration for an aggregate of $9.4 million in cash and an additional future contingent payment of up to $10.0 million based on future earnings of KIT in 2006 and 2007.

•

Avantry Ltd. Avantry Ltd., or Avantry, formerly named Witcom Ltd., is a private company incorporated in Israel engaged in the development of optical access broadband wireless communications solutions. We, Elron and RDC currently hold approximately 5.7%, 2.8% and 7.9% interest in Avantry, respectively.

In December 2003, Avantry, then named Witcom, in which we, Elron and RDC held at the time approximately 8.4%, 4.2% and 11.7% interest, respectively, entered into an Agreement and Plan of Merger with RadioTel Ltd., whereby RadioTel merged with and into Witcom and, in consideration, RadioTel’s shareholders received shares of Avantry. In June 2004, certain shareholders of Avantry, including us, Elron and RDC, granted loans to Avantry. In this transaction, we, Elron and RDC granted loans to Avantry in the amounts of approximately $89,000, $44,000 and $123,000, respectively

•

3DV Systems Ltd. 3DV Systems Ltd., or 3DV, is a private company incorporated in Israel engaged in the development of three dimensional image sensors chip sets that generate both color and depth information, for each object captured by the camera, in real time. 3DV’s business is now focused on applications in the medical field. Currently, Elron and RDC each hold approximately 47.4% interest in 3DV.

In February 2004, Elron and RDC purchased approximately 47.4% of the outstanding share capital of 3DV, in which we, Elron and RDC previously held approximately 3.6%, 1.8% and 46.0%, from the majority of the other shareholders of 3DV (including from us) in consideration for an option to receive, upon the occurrence of certain events, up to 40.0% of the share capital of a new company to be established by 3DV for the purpose of developing and using certain technology separately from the other activities of 3DV.

          In March 2001, Elron’s shareholders approved the grant to Mr. Erel of an option, pursuant to which, as long as Mr. Erel is the Chairman of Elron’s board of directors he is entitled to acquire from Elron (1) up to 1.5% of any securities acquired in any of Elron’s investments (directly or through DEP) in any new companies made or to be made by Elron after January 1, 2000 and (2) up to 0.75% of any securities acquired in any of Elron’s investments (directly or through DEP) in private companies, held by Elron prior to January 1, 2000. The principal terms of the option granted to Mr. Erel are as follows:

•	the exercise price of the option is the weighted average price of the investments made by Elron in securities of any such company until the date of exercise of the option;

•

the option is exercisable for a period of three years commencing on the later of January 1, 2000 and the date on which Elron has made its last investment in the relevant company, provided that at the time of the exercise of the option Mr. Erel is a director or an employee of Elron and that Elron has not sold or otherwise transferred its securities in the relevant company; and

•

Mr. Erel is entitled to participate in any sale by Elron of securities which were or are subject to the option, by selling the same proportion of his securities along with Elron. Elron may require Mr. Erel to sell such securities together with a sale of securities by Elron. Sales by Mr. Erel of securities acquired upon exercise of the option that are not publicly traded require Elron’s approval.

          In late May 2004, Mr. Erel exercised the option with respect to Elron’s investments in Given, and acquired 21,751 Given shares at $2.27 per share. In late June 2004, Mr. Erel agreed to limit the option described above to securities of Galil and Wavion, Inc., a company in which Elron holds a 38.0% interest. Accordingly, Mr. Erel is currently entitled to acquire up to 1.5% of any shares or other securities acquired by Elron in Wavion and up to 0.75% of any shares or other securities acquired by Elron in Galil.

          In December 1999, Elron’s shareholders approved the grant to Mr. Erel of options to purchase up to 58,154 shares of Elron. The options were granted ratably over a period of three years commencing February 2000 and are exercisable for a period of three years, commencing two years after the date of the grant. The exercise price of the options granted in February 2000, 2001 and 2002 was $21.38, $21.38 and $13.01, respectively. In March 2001, Elron’s Shareholders approved the grant to Mr. Erel of options to purchase up to 58,000 shares of Elron. The options were granted ratably over a period of three years commencing June 2001 and are exercisable for a period of three years commencing two years after the date of the grant. The exercise price of the options granted in June 2001, 2002 and 2003 was $19.05, $8.34 and $8.44, respectively.

          In April 2004, Elron’s shareholders approved and ratified the grant of compensation to all of Elron’s directors (including those directors who are also our directors or officers) for the fiscal year 2004, according to the maximum amount permitted to companies such as Elron pursuant to the Israeli Companies Law and the regulations promulgated thereunder. Such compensation was, as of May 31, 2004, in the amount of NIS 46,170 (approximately $10,000) as annual fee per director and NIS 1,775 (approximately $390) per director for participation in each meeting of the board of directors or any committee thereof, excluding reimbursement of expenses.

          In February 2003, Elron’s shareholders approved and ratified the purchase of a directors’ and officers’ liability insurance policy for Elron’s directors and officers. Consequently, the insurance policy also covers Messrs. Erel, Fischer, Lieder and Manor, all of whom are our directors or officers, as applicable. The coverage under the policy was limited to $20 million per claim and in the aggregate during the policy period and the annual premium payable by Elron for the policy was approximately $1,075,000. In addition, Elron’s shareholders authorized Elron to renew and/or extend the policy and purchase any other directors’ and officers’ liability insurance policy upon the expiration of the current policy; provided that (1) any such renewal, extension or purchase is for the benefit of Elron’s previous and/or current and/or future directors and officers and on terms substantially similar to those of the current policy, and (2) the premium will not increase by more than 25.0% in any year, as compared to the previous year. In December 2003, Elron’s shareholders approved the renewal of the policy for 2004 on substantially the same terms and conditions but with an annual premium of approximately $600,000.

          Messrs. Erel, Lieder, Fischer and Manor are our officers or directors, as applicable, and are also directors of Elron. We have entered, and may in the future enter, into transactions with Messrs. Erel, Lieder, Fischer and Manor. However, neither we nor, to the best of our knowledge, any of the persons listed on Schedule I, has had any business relationship or transaction during the past two years with Messrs. Erel, Lieder, Fischer and Manor in their capacity as directors of Elron.

Beneficial Ownership of Shares

          Our Equity Interest in Elron.  As of July 13, 2004, there were 29,225,345 of Elron’s shares issued and outstanding. The 2,203,425 shares we are offering to purchase in the offer represent approximately 7.5% of the 29,225,345 shares issued and outstanding as of July 13, 2004.

          The following table identifies the aggregate number and percentage (on an issued and outstanding basis) of the shares beneficially owned, as of the date of this offer to purchase, by (1) us and (2) certain individuals or entities who are either (A) listed on Schedule I and known by us to be the beneficial owner of Elron’s shares or options, or (B) otherwise associated with us and known by us to be the beneficial owner of Elron’s shares or options:

Name and Address	Number of Shares Beneficially Owned*		Percent of Shares (Issued and Outstanding)**

Discount (1)	11,240,233	(2)	38.5%
Clal Insurance Group (3)	639,493		2.2%
Ilanot Discount Ltd. (4)	267,099		***
Ami Erel (5)	116,154		***
Lior Hannes (6)	406		***

*

The number of shares owned by a shareholder or a group includes shares, if any, that such shareholder or group has the right to receive upon the exercise of options which are exercisable within 60 days of the date of this offer to purchase.

**	Based on 29,225,345 issued and outstanding shares of Elron as of July 13, 2004.

***	Less than 1.0%.

(1)

Discount is controlled by IDB Development, which in turn is controlled by IDB Holding. IDB Holding is controlled by a group comprised of Ganden Investment I.D.B. Ltd. (“Ganden”), Manor Investments - IDB Ltd. (“Manor”) and Avraham Livnat Investments (2002) Ltd. (“Livnat”). Ganden, Manor and Livnat are controlled by Nochi Dankner and his sister Shelly Bergman, Ruth Manor and Avraham Livnat, respectively. Based on the foregoing, IDB Holding and IDB Development (by reason of their control of Discount), Ganden, Manor and Livnat (by reason of their control of IDB Holding) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with Discount the power to vote and dispose of Elron’s shares beneficially owned by Discount amounting to approximately 38.5% of Elron’s shares. See Schedule I for additional details.

(2)	Includes 7,356,052 shares held by DIC Loans and 360,484 shares held by PEC, both of which are wholly owned subsidiaries of Discount.

(3)

The number of shares is as of July 9, 2004. The Clal Insurance Group is comprised of Clal Insurance Enterprises Holdings Ltd., or Clal Insurance, and its subsidiaries. Clal Insurance’s principal activity is the provision of insurance services, including life, general, health, financial, credit and surety bond insurance. Clal Insurance is a majority owned subsidiary of IDB Development. To our knowledge, 597,493 of the 639,493 Elron shares beneficially owned by the Clal Insurance Group are held on behalf of clients, such as mutual and pension funds, with respect to which we do not have any voting or dispositive power. No details are available to us as to transactions in such shares in the past 60 days. To our knowledge, no transactions were effected by Clal Insurance in the remaining 42,000 shares held by it for its own account. Clal Insurance’s address is 48 Menachem Begin Road, Tel Aviv 66184, Israel.

(4)

The number of shares is as of July 13, 2004. Ilanot is a private Israeli company which manages mutual funds. Discount and IDB Development own, in the aggregate, a 45.0% interest in Ilanot with the balance of 55.0% held by Israel Discount Bank Ltd., which is not affiliated with us. To our knowledge, all of the Elron shares beneficially owned by Ilanot are held on behalf of mutual funds, with respect to which we do not have any voting or dispositive power. No details are available to us as to transactions in such shares in the past 60 days. Ilanot’s address is Africa-Israel House, 14 Achad Ha’am Street, Tel Aviv 65142, Israel.

(5)

Mr. Erel is Discount’s President and Chief Executive Officer.  The 116,154 shares held by Mr. Erel are in the form of stock options, 96,820 of which are exercisable within 60 days of the date of this offer to purchase. The exercise prices of the stock options are between $8.34 and $18.76 (after adjustment for dividend).

(6)	Mr. Hannes is a member of our board of directors. See Schedule I for additional details.

Except as set forth in this offer to purchase, neither we nor, to the best of our knowledge, any of the persons and entities listed on Schedule I, or any associate or majority owned subsidiary of ours, has effected any transaction in the shares of Elron during the past 60 days.

          Discount’s Shareholders.  The following table sets forth the aggregate number and percentage (on an outstanding and fully diluted basis) of the ordinary shares, NIS 1.00 par value per share, of Discount beneficially owned, as of the date of this offer to purchase, by certain individuals or entities who are known by us to be either (1) the beneficial owners of more than 5.0% of Discount’s shares or (2) the beneficial owners of Discount’s shares or options that are deemed to be “interested parties” of ours (as such term is defined under the Israeli Companies Law):

Name	Number of Shares Beneficially Owned*	Percent of Shares (Outstanding)**	Percent of Shares (Fully Diluted)***

IDB Development Corporation Ltd. (1)	29,700,595	64.71%	63.98%
Bank Leumi Group (2)	2,633,345.7	5.73%	5.69%
Bank Hapoalim Group (3)	2,643,064	5.75%	5.69%
Clal Insurance Group (4)	898,133	1.95%	1.93%
Clal Finance Batucha Investment Management Ltd. (5)	27,697	****	****
Ilanot Discount Ltd. (6)	82,717	****	****
Ami Erel (7)	108,035	****	****

*

The number of shares owned by a shareholder or a group includes shares, if any, that such shareholder or group has the right to receive upon the exercise of options which are exercisable within 60 days of the date of this offer to purchase.

**	Based on 45,894,807 issued and outstanding shares as of the date of this offer to purchase.

***	Based on 46,417,761 shares, which consists of 45,894,807 issued and outstanding plus 522,954 shares that are underlying outstanding options.

****	Less than 1.0%.

(1)

The number of shares is as of July 14, 2004. IDB Development is controlled by IDB Holding. IDB Holding is controlled by a group comprised of Ganden, Manor and Livnat. Ganden, Manor and Livnat are controlled by Nochi Dankner and his sister Shelly Bergman, Ruth Manor and Avraham Livnat, respectively. Based on the foregoing, IDB Holding (by reason of its control of IDB Development), Ganden, Manor and Livnat (by reason of their control of IDB Holding) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with IDB Development the power to vote and dispose of Discount’s shares owned by IDB Development amounting to 64.71% of Discount’s shares. See Schedule I for additional details.

(2)

The number of shares is as of July 9, 2004. The Bank Leumi Group is comprised of provident and mutual funds managed by Bank Leumi Ltd., an Israeli commercial bank, or by its majority owned subsidiaries.

(3)

The number of shares is as of July 9, 2004. Bank Hapoalim Group is comprised of provident and mutual funds managed by Bank Hapoalim B.M., an Israeli commercial bank, or by its majority owned subsidiaries.

(4)

The number of shares is as of July 14, 2004. The Clal Insurance Group is comprised of Clal Insurance Enterprises Holdings Ltd., or Clal Insurance, and its subsidiaries. Clal Insurance’s principal activity is the provision of insurance services, including life, general, health, financial, credit and surety bond insurance. Clal Insurance is a majority owned subsidiary of IDB Development.

(5)	The number of shares is as of July 14, 2004. Clal Finance Batucha Investment Management Ltd., is the Israeli Depositary. It is a wholly owned subsidiary of Clal Insurance.

(6)

The number of shares is as of July 9, 2004.  Ilanot is a private Israeli company which manages mutual funds. Discount and IDB Development own, in the aggregate, a 45.0% interest in Ilanot with the balance of 55.0% held by Israel Discount Bank Ltd., which is not affiliated with us.

(7)	Mr. Erel is our President and Chief Executive Officer. The 108,035 shares held by Mr. Erel are in the form of stock options.

THE TENDER OFFER

          YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.     TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

          The offer is being made to all of Elron’s shareholders.  Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on August 16, 2004, unless and until we extend the period of time during which the initial period of the offer is open.  We refer to the period from the commencement of the offer until August 16, 2004 (subject to extension as described below), as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

          We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m. New York time, or 4:00 p.m., Israel time, on the business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  Under Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, and the consummation of the offer would result in us being the beneficial owners of more than 45.0% of the voting power of Elron, then the shareholders who have, with respect to each share owned by them:

•	not responded to the offer;

•	notified us of their objection to the offer; or

•	tendered such share but have withdrawn their tender during the Initial Offer Period,

will be entitled to tender such share during an additional four calendar-day period commencing at the completion of the Initial Offer Period.  We refer to this period as the Additional Offer Period and to the expiration of such period as the Final Expiration Date.  Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as may be extended), but not during the Additional Offer Period. In this respect, we urge you to read Section 4 and Section 11 of this offer to purchase.

          Subject to proration, we will also accept for payment and pay for all shares validly tendered and not properly withdrawn in accordance with Section 4 prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date. We expect to make such payment, including in the event that proration of tendered shares is required, within four business days following the Final Expiration Date. To the extent that we do not provide you with the Additional Offer Period, we expect to make such payment within four business days following the Initial Completion Date. Unless otherwise indicated, for purposes of this offer to purchase, a “business day” means any day other than Saturday, Sunday, a U.S. federal holiday or any other day on which the banks in both Israel and the U.S. are permitted not to be open for business.

          No fractional shares will be purchased by us in the offer.

          Conditions to the offer include, among other things, that:

•

at least 2,203,425 shares are validly tendered and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date, such that following the consummation of the offer, we will beneficially own 46.0% of Elron’s issued and outstanding shares (based on 29,225,345 issued and outstanding shares as of July 13, 2004); and

•

as required by Israeli law, if the offer would result in us purchasing a number of shares such that following the consummation of the offer, we will beneficially own more than 45.0% of the voting power of Elron (i.e., purchasing more than 1,911,172 shares, based on 29,225,345 issued and outstanding shares as of July 13, 2004), at 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date, the aggregate number of shares validly tendered in the offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection to the offer.  This calculation excludes shares held by us and our affiliates.

          The offer is not conditioned on the availability of financing or the approval of the board of directors of Elron.

          The offer is also subject to certain other conditions set forth in Section 11. If any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any shares tendered in the offer. See Section 11, which sets forth in full the conditions to the offer and specifies those conditions to the offer that are waiveable by us.

          If more than 2,203,425 shares are validly tendered and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date, we will purchase 2,203,425 shares on a pro rata basis from all tendering shareholders.  In these circumstances, the number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered and not properly withdrawn by all shareholders prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date.  The proration factor, if any, will be calculated by dividing (x) 2,203,425 shares, the maximum number of shares that we are offering to purchase, by (y) the aggregate number of shares validly tendered in the offer and not properly withdrawn in the U.S. and Israel.

          We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m. New York time, or 4:00 p.m., Israel time, on the business day following the Initial Completion Date, stating whether the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, if any.  If we are unable to promptly determine the final proration results, we will announce the preliminary results.  We will pay for all shares accepted for payment pursuant to the offer promptly following the calculation of the final proration factor.

          Under Israeli law, once we announce following the completion of the Initial Offer Period that the offer has been accepted, or, in other words, that all the conditions to the offer were satisfied or, subject to applicable law, waived by us, no further conditions to the offer would apply and we will become irrevocably bound to purchase the shares validly tendered in the offer and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date (subject to proration, if any) or, if we do not provide you with the Additional Offer Period, purchase the shares validly tendered in the offer and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as may be extended by us).

          Subject to applicable laws and regulations, if any conditions have not been satisfied as of the Initial Completion Date, we may decide to:

•	extend the Initial Offer Period and, subject to applicable withdrawal rights until the Initial Completion Date, retain all tendered shares until the Final Expiration Date;

•

if only the conditions set forth in clauses (a)(1) and/or (b) of Section 11 below have not been satisfied, waive such condition(s) and, subject to proration, accept for payment and promptly pay for all shares validly tendered and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date. However, if (i) we waive the condition set forth in clause (a)(1) of Section 11 below and (ii) the offer results in us purchasing a number of shares such that following the consummation of the offer, we will beneficially own more than 45.0% of the voting power of Elron (i.e., purchasing more than 1,911,172 shares, based on 29,225,345 issued and outstanding shares as of July 13, 2004), we will not be able to consummate the offer unless the aggregate number of shares validly tendered in the offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection to the offer (excluding shares held by us or our affiliates).  Accordingly, if we determine to waive the condition set forth in clause (a)(1) of Section 11 below:

1.

we will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m. New York time, or 4:00 p.m., Israel time, on the business day following the previously announced Initial Completion Date stating, that (1) we have waived such condition and (2) to the extent required by rules of the SEC and by Israeli law, we extend the previously announced Initial Completion Date. In any event, if we waive such condition, the Initial Offer Period (as extended, if necessary) will not expire before the lapse of at least five business days after the public announcement. Under Israeli law, we are required to file an immediate report with the ISA to that effect prior to the expiration of the Initial Offer Period; and

2.

(a) if, at 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as extended), there shall have been validly tendered and not properly withdrawn at least 1,911,172 shares (assuming 29,225,345 shares are issued and outstanding at such time), such that following the consummation of the offer, we will beneficially own more than 45.0% of the voting power of Elron, we will announce the results of the offer as of such date and, as required by Israeli law, if, with respect to each share owned by you: (a) you have not yet responded to the offer; (b) you have notified us of your objection to the offer; or (c) you have tendered such share but have withdrawn your tender during the Initial Offer Period (as extended by us), you will be afforded an additional four calendar-day period, the Additional Offer Period, during which you may tender such share (see Section 1 and Section 4); or

(b) if, at 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as extended), there shall have been validly tendered and not properly withdrawn less than 1,911,172 shares (assuming 29,225,345 shares are issued and outstanding at such time), such that following the consummation of the offer, we will beneficially own 45.0% or less of the voting power of Elron, we will either (1) further extend the Initial Offer Period (and publicly announce it in the manner described above); or (2) consummate the offer by accepting the shares validly tendered and not properly withdrawn as of 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as initially extended), which means that we shall not provide an Additional Offer Period in such event; or

•	terminate the offer and not accept for payment or pay for any shares and promptly return all tendered shares to tendering shareholders.

          Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Elron’s shares during the Initial Offer Period, we will be permitted to extend the Initial Offer Period so that the Initial Completion Date will correspond with the expiration date of the third party’s tender offer.

          In the event that we extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact.  We will also:

•

issue a press release announcing a new Initial Completion Date no later than 9:00 a.m. New York time (4:00 p.m. Israel time), on the first business day following the day on which we decide to extend the Initial Offer Period; and

•

file an immediate report with the ISA and, within one business day (or within two business days, in the event our decision to extend the Initial Offer Period was made toward the late evening hours on the Initial Completion Date), publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew.

          Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) under the Exchange Act and Rule 14d-4(d) under the Exchange Act, which requires that material changes be promptly disseminated to holders of shares in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the offer by distributing a press release to PR Newswire and publishing the aforesaid notices in the Israeli newspapers “Haa’retz” and “Globes.”

          Under Israeli law, however, we will not be permitted to extend the Initial Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

          If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer or if we waive a material condition of the offer (if permitted pursuant to the Israeli Securities Law), we will extend the Initial Offer Period to the extent required by rules of the SEC and by Israeli law.  If, before the Final Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all shareholders whose shares are accepted for payment pursuant to the offer.  If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the Initial Offer Period is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the Initial Offer Period will be extended until the expiration of at least ten business days after that notice.  For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 14d-1(g)(3) under the Exchange Act.

          Elron has made available to us its shareholders list and security position listings for the purpose of disseminating the offer to Elron’s shareholders. This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of shares whose names appeared on Elron’s shareholder list.  They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT.

          General.  According to Israeli law, to secure the payment for the shares tendered in the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the shares tendered and accepted by us for payment pursuant to the offer.  To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase in the offer.

          Promptly following the Final Expiration Date and upon the terms of, and subject to the conditions to, the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all shares validly tendered prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4.  We expect to make such payment, including in the event that proration of tendered shares is required, within four business days following the Final Expiration Date. To the extent that we do not provide you with the Additional Offer Period, we expect to make such payment within four business days following the Initial Completion Date. Please see Section 1.

          In all cases, we will pay for shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

          For purposes of the offer, we will be deemed to have purchased shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of shares pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the shares will be made by the Depositaries.

          Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

          If, pursuant to the terms of, and conditions to, the offer, we do not accept tendered shares for payment for any reason or if certificates are submitted representing more shares than are tendered (including by reason of proration), certificates evidencing unpurchased shares will be returned to the tendering shareholder (or, in the case of shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

          If, prior to the Final Expiration Date, we increase the consideration per share offered to any shareholders pursuant to the offer, the increased consideration per share will be paid to all holders of shares that are purchased pursuant to the offer, whether or not such shares were tendered prior to the increase in consideration.

          Form of Payment.  All shareholders tendering their shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

          Withholding Tax.  Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold 28.0% of the gross proceeds payable to a tendering shareholder or other payee pursuant to the offer. To prevent the withholding of 28.0% of the purchase price received for shares tendered in the offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must provide the U.S. Depositary with such shareholder’s correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or the appropriate IRS Form W-8, as applicable. See Instruction 9 of the Letter of Transmittal.  Holders of shares that are not U.S. Holders (as defined in Section 5 below) are urged to consult their tax advisors regarding the application of U.S. income and withholding taxes and backup withholding (including eligibility for any withholding tax reduction or exemption, and the refund procedure). Moreover, holders of shares that are U.S. Holders and that tender their shares to the Israeli Depositary are urged to consult with their own tax advisors regarding the applicability of U.S. backup withholding to any payment received by them pursuant to the offer. See Section 5.

          Please also note that under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer will generally be subject to Israeli withholding tax at the rate of 15.0% of the shareholder’s gain on such sale. However, based on an approval that we received from the ITA, tendering shareholders who (1) certify that they are non-Israeli residents and hold their shares directly or through a foreign (non-Israeli) broker or financial institution will not be subject to withholding tax, (2) hold their shares through an Israeli broker or financial institution will be subject to withholding tax as required by Israeli law, and (3) are shareholders not described in clauses (1) and (2) above, will be subject to withholding tax at a fixed rate of 9.25% of the gross proceeds payable to them pursuant to the offer. To prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer, see Section 5 and the Letter of Transmittal.

3.	PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER.

Overview

          This Section 3 is divided into two parts. Holders of shares who wish to tender their shares or object to the offer, and

•

hold their shares through a TASE member (“Unlisted Holders”) or who are named as holders of shares in the Register of Shareholders of Elron in Israel (“Listed Holders”), should tender their shares to, or object to the offer through, the Israeli Depositary pursuant to the instructions described under the caption “Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary” below, or

•

all other holders of shares should tender their shares to, or object to the offer through, the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, our U.S. Depositary” below.

You may only tender your shares or object to the offer by following the procedures described in this Section 3. You may not tender your shares using a guaranteed delivery procedure.

Tenders to American Stock Transfer & Trust Company, our U.S. Depositary

          Eligibility; Who May Tender to, or Object to the Offer through, the U.S. Depositary.  Shareholders who are not Unlisted Holders or Listed Holders, should tender their shares to, or object to the offer through, the U.S. Depositary.

          Valid Tender. In order for you to validly tender shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.  In addition, certificates evidencing tendered shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.

          The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

          If certificates evidencing tendered shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional shares will be purchased.

          The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, property insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

          Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the shares at DTC for purposes of the offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of shares by causing DTC to transfer such shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.  Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

          Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where shares are tendered:

•	by a registered holder of shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of an eligible guarantor institution.

          If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 to the Letter of Transmittal.

          Condition to Payment.  In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing shares, or a timely Book-Entry Confirmation for the delivery of shares, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

          The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

          Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the shares you tendered.  These powers of attorney and proxies will be considered coupled with an interest in the tendered shares. The appointment will be effective if, as and when, and only to the extent that, we accept your shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such shares (and your other shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Elron’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our payment for the shares, we must be able to exercise full voting rights with respect to the shares at any meeting of Elron’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Elron’s shareholders with a record date prior to the consummation of the offer if such shares were held by such tendering shareholder as of such record date).

          Objecting to the Offer.  If you want to notify us of your objection to the offer with respect to all or any portion of your shares, and:

•

you hold such shares directly, complete and sign the accompanying Notice of Objection (or a manually signed facsimile of the Notice of Objection) and mail or deliver it to the U.S. Depositary prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date; or

•

you hold such shares through a broker, dealer, commercial bank, trust company or other nominee, request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the U.S. Depositary prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date.

          We will disregard any Notices of Objection received by the U.S. Depositary after such deadline.  In addition, if you submit a Notice of Objection with respect to shares and thereafter you deliver a Letter of Transmittal by which you tender those shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender shares, and thereafter you deliver to us a Notice of Objection with respect to those shares, we will disregard your Letter of Transmittal.  If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same shares, we will disregard the Notice of Objection.

          Withdrawing your Objection.  You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time,on the Initial Completion Date.  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase.  Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of shares to which the Notice of Objection to be withdrawn relates.  Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date by following the procedures described above.

          If, with respect to all or any portion of your shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such shares during the Additional Offer Period, if applicable. See Section 1 and Section 11.

          Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares or notice of objection will be determined by us, in our sole discretion.  This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders or notices of objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of shares or notice of objection of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of shares or notice of objection will not have been made until all defects and irregularities have been cured or waived. None of us or any of our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

          If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares or other securities issued or issuable in respect of your shares); and

•

when we accept your shares for payment, we will acquire good and unencumbered title to your shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

          Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

          Eligibility; Who May Tender to, or Object to the Offer through, the Israeli Depositary.  Shareholders who are either Unlisted Holders or Listed Holders should tender their shares to, or object to the offer through, the Israeli Depositary.  All other shareholders should tender to the U.S. Depositary.

          Valid Tender.

•

By Unlisted Holders: in order for an Unlisted Holder to validly tender shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with whom its securities deposit is managed, of its tender by delivery of an Acceptance Notice to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with whom the securities deposit of the Unlisted Holder is being managed, on a business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Initial Offer Period or Additional Offer Period, as applicable. You should check with the TASE member with whom your securities deposit is managed at what times you may submit the Acceptance Notice to it.

An Unlisted Holder who wishes to submit an Acceptance Notice of an Unlisted Holder (1) between the hours of 5:00 p.m. and 12:00 midnight, Israel time (10:00 a.m. and 5:00 p.m., New York time), on the Initial Completion Date or (2) at any time on the Final Expiration Date, as applicable, must send an Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase (as specified therein).  We refer to this as the Late Acceptance Notice of an Unlisted Holder.  The Late Acceptance Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Acceptance Notice to the TASE member with whom its securities deposit is managed by the following business day by 9:30 a.m., Israel time (2:30 a.m., NY time), and provided further, that such TASE member provides the Israeli Depositary with an additional Acceptance Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time (4:00 a.m., New York time).

Each of the TASE members are required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Initial Completion Date and again on the Final Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder. In addition, each TASE member is required to deliver to the Israeli Depositary, if applicable, an additional Acceptance Notice of TASE Member, if such TASE member receives, in a timely manner, any Late Acceptance Notices of an Unlisted Holder.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the shares validly tendered in the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting its bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Initial Completion Date and not waived by us (if such waiver is permissible under applicable law), or if we withdraw the offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

•

By Listed Holders:  in order for a Listed Holder to validly tender shares in the offer to the Israeli Depositary, such Listed Holder must deliver, prior to 12:00 midnight, Israel time (5:00 p.m., New York time), on the Initial Completion Date or Final Expiration Date, as applicable, (1) a share certificate or share certificates representing its shares accompanied by (2) an Acceptance Notice of a Listed Holder, referred to as the Acceptance Notice of Listed Holder, duly signed by the Listed Holder or its duly authorized attorney-in-fact.  A Listed Holder must deliver the share certificate(s) and the accompanying Acceptance Notice of Listed Holder to the Israeli Depositary at its address set forth on the back cover of this offer to purchase (as specified therein).  Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours.

The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Final Expiration Date.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the shares validly tendered in the offer and accepted by us for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting its bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the completion of the Initial Offer Period and not waived by us (if such waiver is permissible under applicable law), or if we withdraw the offer, we will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificate(s) and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

     Objecting to the Offer.  If you want to notify us of your objection to the offer with respect to all or any portion of your shares, and:

•

you are an Unlisted Holder with respect to such shares, you must notify us, through the TASE member, of your objection to the offer by delivering the Notice of Objection to the TASE member duly signed by you or your duly authorized attorney-in-fact. We refer to this as the Notice of Objection of an Unlisted Holder.

An Unlisted Holder who wishes to submit a Notice of Objection of an Unlisted Holder between the hours of 5:00 p.m. and 12:00 midnight, Israel time (10:00 a.m. and 5:00 p.m., New York time), on the Initial Completion Date must send such Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase (as specified therein).  We refer to this as the Late Objection Notice of an Unlisted Holder. Such Late Objection Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Late Objection Notice of an Unlisted Holder to the TASE member with whom its securities deposit is managed by the following business day by 9:30 a.m., Israel time (2:30 a.m., New York time), and, provided further, that such TASE member provides the Israeli Depositary with an additional Objection Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time (4:00 a.m., New York time).

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase (as specified therein), prior to 12:00 midnight, Israel time (5:00 p.m., New York time), on the Initial Completion Date, one Notice of Objection, referred to as the Notice of Objection of TASE Member, representing all Notices of Objection delivered by each Unlisted Holder to such TASE member; or

•

you are a Listed Holder with respect to such shares, you must notify us, through the Israeli Depositary, of your objection to the offer by delivering the Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase (as specified therein), duly signed by you, prior to 12:00 midnight, Israel time, on the Initial Completion Date.  Delivery of the documents set forth above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary.

          We will disregard any Notices of Objection (whether Notices of Objection of TASE Members or Notices of Objection of Listed Holders) received by the Israeli Depositary after such deadline.  In addition, if you (or the TASE member on your behalf) submit a Notice of Objection with respect to shares and thereafter you (or the TASE member on your behalf) deliver an Acceptance Notice by which you tender those shares, we will disregard your Notice of Objection. Similarly, if you (or the TASE member on your behalf) submit an Acceptance Notice by which you tender shares, and thereafter you (or the TASE member on your behalf) deliver to us a Notice of Objection with respect to those shares, we will disregard your Acceptance Notice.  If you (or the TASE member on your behalf) submit an Acceptance Notice and a Notice of Objection concurrently with respect to the same shares, we will disregard the Notice of Objection.

          Withdrawing your Objection.  You may withdraw a previously submitted Notice of Objection at any time prior to 12:00 midnight, Israel time, on the Initial Completion Date, as follows:

•

if you are an Unlisted Holder, you may withdraw your Notice of Objection by delivering to the TASE member to which you delivered your Notice of Objection, a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled” and accompanied by the date and time of delivery of your Notice of Objection to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

•

if you are a Listed Holder, you may withdraw your Notice of Objection by delivering to the Israeli Depositary a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled,” accompanied by the date and time of delivery of your Notice of Objection to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.

          Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 12:00 midnight, Israel time (5:00 p.m., New York time), on the Initial Completion Date by following the procedures described above.

          If, with respect to all or any portion of your shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such shares during the Additional Offer Period, if applicable. See Section 1 and Section 11.

          Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares or notice of objection will be determined by us, in our sole discretion.  This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders or notices of objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of shares or notice of objection of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of shares or notice of objection will not have been made until all defects and irregularities have been cured or waived. None of us or any of our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the offer (including the Acceptance Notices and instructions thereto) will be final and binding.

          If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares or other securities issued or issuable in respect of your shares); and

•

when we accept your shares for payment, we will acquire good and unencumbered title to your shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

          Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

4.	WITHDRAWAL RIGHTS.

          You may withdraw previously tendered shares at any time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date, but not during the Additional Offer Period, if applicable (see Section 1 and Section 11).  In addition, under U.S. law, tendered shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the shares have not yet been accepted for payment by us. If we extend the Initial Offer Period, delay our acceptance for payment of shares or are unable to accept shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered shares, and those shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.  However, our ability to delay the payment for shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, our U.S. Depositary

          If you tendered your shares to the U.S. Depositary, for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Depositary at one of its addresses set forth on the back cover of this offer to purchase.  Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from the name of the person who tendered the shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution. If shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and otherwise comply with DTC’s procedures.

          Withdrawals of tendered shares may not be rescinded. If you have properly withdrawn your shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to 5:00 p.m., New York time, on the Final Expiration Date by following one of the procedures described in Section 3.

Withdrawal procedure for tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

          If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

•

if you are an Unlisted Holder, you may withdraw your shares by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact. An Unlisted Holder who wishes to withdraw previously tendered shares on the Initial Completion Date between the hours of 5:00 p.m. and 12:00 midnight, Israel time, may do so by notifying the Israeli Depositary in a written notice in which it will specify its name, address, intent to withdraw shares, and the number of such shares.  The withdrawal notice will be considered valid only if the Unlisted Holder takes the necessary steps with the TASE member, as described above, prior to 9:30 a.m., Israel time, on the following business day, and, provided, further, that such TASE member provides the Israeli Depositary with an amended Acceptance Notice of TASE Member, by that same day by 11:00 a.m., Israel time; and

•

if you are a Listed Holder, you may withdraw your shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.  Promptly thereafter, the Israeli Depositary will return to you the share certificates and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, at any time prior to 12:00 midnight, Israel time, on the Initial Completion Date.

          Withdrawals of tendered shares may not be rescinded.  If you have properly withdrawn shares, they will be deemed not to have been validly tendered for purposes of the offer.  However, withdrawn shares may be re-tendered at any time prior to 12:00 midnight, Israel time, on the Final Expiration Date by following one of the procedures descried in Section 3.

Determination of Validity

          All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. None of us or our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSIDERATIONS.

          Material U.S. Federal Income Tax Considerations.

          The following discussion summarizes the material U.S. federal income tax considerations of the offer applicable to the shareholders of Elron who are U.S. Holders and whose shares are tendered and accepted for payment pursuant to the offer.  A “U.S. Holder” means a holder of shares who is:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

          This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax considerations described in this Section 5.  Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Elron is a Passive Foreign Investment Company,” this discussion assumes that Elron is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.  This discussion addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code.  This discussion does not address all of the tax considerations that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

•	broker-dealers or insurance companies;

•	persons who have elected to apply a mark-to-market method of accounting;

•	tax-exempt organizations or retirement plans;

•	certain financial institutions or “financial services entities”;

•	persons who hold their shares as part of a position in a “straddle” or as part of a “hedging,” “conversion,” or “constructive sale” transaction for U.S. income tax purposes;

•	holders who received their shares through the exercise of employee stock options or otherwise as compensation;

•	persons who hold their shares through partnerships or other pass-through entities;

•	holders owning directly, indirectly or by attribution at least 10.0% of the voting power of Elron; and

•	persons whose functional currency is not the U.S. dollar.

          In addition, this discussion does not address any aspect of state, local or non-U.S. tax laws or the possible application of U.S. federal gift or estate tax. Holders of shares who are not U.S. Holders should consult their tax advisors regarding the U.S. federal income and withholding tax consequences and any applicable non-U.S. tax consequences of the offer.  For a discussion of certain Israeli income tax considerations, see below under “Material Israeli Tax Considerations.”

          The tax discussion set forth below is included for general information purposes only.  You should consult your own tax advisor to determine the specific tax consequences to you of the offer, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws based upon your particular circumstances.

          Characterization of the Purchase if Elron is not a Passive Foreign Investment Company. The receipt of cash for Elron shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes.  In general, a U.S. Holder who sells Elron shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares sold pursuant to the offer. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year at the time of the consummation of the offer. For U.S. federal income tax purposes, net capital gains recognized by an individual U.S. Holder (or an estate or certain trusts) upon a disposition of shares that have been held for more than one year generally will be subject to a maximum tax rate of 15.0% (5.0% for taxpayers in the lower brackets) or, in the case of shares that have been held for one year or less, will be subject to tax at ordinary U.S. federal income rates.  Special limitations apply to the use of capital losses.  The top U.S. federal income tax rate applicable to income received by U.S. Holders who are corporations for U.S. federal income tax purposes is 35.0%.  Such corporate U.S. Holders should consult their own tax advisors regarding the different tax consequences applicable to them with respect to sale of shares pursuant to the offer.

          Characterization of the Purchase if Elron is a Passive Foreign Investment Company.  In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of Section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50% of the average value of its assets consists of assets that produce or are held for the production of, passive income.  The Annual Report on Form 20-F of Elron for 2003, or the 2003 Form 20-F, provides that Elron, subject to the discussion therein, believes that in 2003 it was not a PFIC.  The 2003 Form 20-F also provides that, because the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, Elron cannot determine with certainty whether Elron will become a PFIC in 2004.  We have been advised by Elron that Elron is currently reviewing its status as a PFIC for the 2004 taxable year in light of its contemplated sale of its interest in Elbit Systems, as described in “Background to the Offer – Background.”

          In general, if Elron were characterized as a PFIC for any taxable year, any gain recognized by a U.S. Holder who sells Elron shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the shares.  The amount allocated to the current taxable year and any taxable year with respect to which Elron were not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year.  The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder would also be liable for an additional tax equal to interest on such tax liability for such years.  U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to the sale of Elron shares pursuant to the offer.

          Information Reporting and Backup Withholding.  Payments made by the U.S. Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless the U.S. Holder (or other payee) who tenders its shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption.  If the U.S. Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS.  Therefore, each U.S. Holder tendering its shares to the U.S. Depositary should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the U.S. Depositary that the shareholder is not subject to backup withholding.  Specified shareholders (including, among others, all corporations and certain non-U.S. shareholders (in addition to non-U.S. corporations)) are generally not subject to these backup withholding and reporting requirements rules.  Shareholders should consult with their tax advisor as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

          In order for a shareholder who is not a U.S. Holder and who tenders its shares to the U.S. Depositary to qualify as an exempt recipient, such shareholder must certify under penalties of perjury as to its status as a non-U.S. Holder on the appropriate IRS Form W-8, attesting to such shareholder’s exempt status. Shareholders that are not U.S. Holders are urged to consult their tax advisor regarding the appropriate IRS Form W-8 in light of their particular circumstances. All shareholders that tender their shares to the Israeli Depositary are urged to consult their own tax advisors regarding the applicability of U.S. backup withholding to any payment received by them pursuant to the offer, including, without limitation, payments made in the U.S. or to an account maintained by such holders in the U.S.

          Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holders’ U.S. federal income tax liability, provided the required information is furnished to the IRS.  Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income.

Material Israeli Tax Considerations.

          The following discussion summarizes the material Israeli tax considerations of the offer applicable to Elron’s shareholders whose shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect.  Any such change could alter the tax considerations discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax considerations discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

          The tax discussion set forth below is included for general information purposes only and is based on present law.  Because individual circumstances may differ, you should consult your tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

          The discussion below does not address the effects of any non-Israeli tax laws. Holders of shares who are U.S. Holders should consult their tax advisors regarding the U.S. federal, state and local income tax consequences of the offer. For a discussion of certain U.S. federal income tax considerations, see above under “Material U.S. Federal Income Tax Considerations.”

          Characterization of the Purchase. The purchase of shares by us pursuant to the offer will generally be treated as a taxable transaction for Israeli income tax purposes. As a consequence of the purchase, a holder of the shares will be treated as having sold his shares.

          Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Elron), by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

          Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, capital gains on the sale of the shares derived after January 1, 2003, will generally be subject to taxation at a rate of 15.0% for individuals. This tax rate is contingent upon the shareholder not claiming a deduction for financing expenses in connection with his or her shares (in which case the gain will be taxed at a rate of 25,0%), and does not apply to:  (i) dealers in securities; (ii) shareholders that report in accordance with the Income Tax Law (Inflationary Adjustments), 1985 (who will be taxed at a rate of 36.0% for corporations and at marginal tax rates of up to 50.0% for individuals); (iii) shareholders who acquired their shares prior to Elron’s initial public offering on the TASE (that may be subject to a different tax arrangement); and (iv) in some cases, shareholders who received their shares through the exercise of employee stock options or otherwise as compensation.  The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003.  However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

          Non-Israeli residents will generally be exempt from capital gains tax on the sale of the shares, provided that such shareholders did not acquire their shares prior to Elron’s initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) is the beneficiary of, or is entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

          In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of shares by a person who (i) holds the shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty, will generally not be subject to Israeli capital gains tax unless such person has been holding, directly or indirectly, shares representing 10.0% or more of the voting power of Elron during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment in Israel.  If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable; however, under the U.S.-Israel Tax Treaty, such shareholder may be permitted to claim a credit for such taxes against U.S. federal income tax imposed, subject to the limitations in U.S. laws applicable to foreign tax credits.  The U.S.-Israel Tax Treaty does not relate to state or local taxes.

          The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential Israeli tax effects of the offer.  Elron shareholders are urged to consult their own tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares in the offer.

          Israeli Withholding Tax.  The gross proceeds payable to a tendering shareholder in the offer will generally be subject to Israeli withholding tax at the rate of 15.0% of the shareholder’s gain on such sale.  We have obtained an approval from the ITA with respect to the withholding tax rates applicable to shareholders as a result of the purchase of shares pursuant to the offer. The approval provides, among other things, that tendering shareholders who (1) certify that they are non-Israeli residents and hold their shares directly or through a foreign (non-Israeli) broker or financial institution will not be subject to Israeli withholding tax, (2) hold their shares through an Israeli broker or financial institution will be subject to Israeli withholding tax as required by Israeli law, and (3) are shareholders not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 9.25% of the gross proceeds payable to them pursuant to the offer.

          More specifically, based on the approval, if you tender your shares to:

•

the U.S. Depositary, the U.S. Depositary may be required to withhold 9.25% of the gross proceeds payable to you pursuant to the offer, unless you, upon the terms and conditions set forth in the Letter of Transmittal, either:

•

certify, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form, included in the Letter of Transmittal or otherwise delivered to you, that (1) you are NOT a “resident of Israel” for purposes of the Ordinance, or (2) you are a bank, broker or financial institution resident in Israel that (A) is holding the shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders) and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the gross proceeds (if any) made by you to the beneficial shareholder(s) with respect to the shares tendered by you on their behalf. In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the offer; or

•

provide the U.S. Depositary, with a copy to Goldfarb, Levy, Eran & Co., our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, a valid certificate from the ITA entitling you to an exemption or a specified withholding tax rate, to which we refer as the ITA Waiver. In such case, the U.S. Depositary will withhold Israeli withholding tax (or not withhold, if you are entitled to an exemption) from the gross proceeds payable to you pursuant to the offer in accordance with such ITA Waiver; or

•	the Israeli Depositary, and you

•

hold your shares through a TASE member, such TASE member will withhold Israeli income tax at the rate of 15.0% of the gain realized by you from the sale of shares in the offer, in accordance with the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 5763-2000; or

•

are named as a holder of shares in the Register of Shareholders of Elron in Israel, the Israeli Depositary may be required to withhold 9.25% of the gross proceeds payable to you pursuant to the offer, unless you provide the Israeli Depositary, with a copy to Goldfarb, Levy, Eran & Co., our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, with a valid ITA Waiver, in which case, the Israeli Depositary will withhold Israeli withholding tax (or not withhold, if you are entitled to an exemption) from the gross proceeds payable to you pursuant to the offer in accordance with such ITA Waiver.

          You are urged to consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

          All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion.  This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us or any of our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

          An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

          The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld.  If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, we cannot assure you whether and when the ITA will grant such refund.

          Shareholders should consult their own tax advisors regarding the imposition of, or their qualification for exemption from, Israeli withholding tax with respect to the sale of Elron’s shares.

6.	PRICE RANGE OF THE SHARES.

          Elron’s shares are listed and traded on Nasdaq and the TASE both under the symbol “ELRN.”  Elron’s shares commenced trading on the TASE in October 1975 and on Nasdaq in March 1981.

          The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources.  All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS.  On July 15, 2004, the prevailing exchange rate was $1.00 for NIS 4.49.

Quarter	Nasdaq National Market		The Tel Aviv Stock Exchange

	High	Low	High	Low

2002
First Quarter	$14.83	$10.57	NIS 65.80	NIS 45.58
Second Quarter	$9.94	$7.71	NIS 47.58	NIS 37.68
Third Quarter	$9.15	$6.26	NIS 43.24	NIS 30.63
Fourth Quarter	$7.56	$5.50	NIS 35.55	NIS 27.71
2003
First Quarter	$6.81	$4.92	NIS 31.30	NIS 24.48
Second Quarter	$9.70	$6.32	NIS 39.83	NIS 29.60
Third Quarter	$10.30	$7.47	NIS 42.50	NIS 34.88
Fourth Quarter	$11.42	$8.85	NIS 44.13	NIS 33.98
2004
First Quarter	$14.15	$11.59	NIS 63.50	NIS 51.60
Second Quarter	$14.66	$12.42	NIS 66.00	NIS 57.90

          The following table sets forth, for each of the months indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources.  All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS.  On July 15, 2004, the prevailing exchange rate was $1.00 for NIS 4.49.

Month	Nasdaq Stock Market		The Tel Aviv Stock Exchange

	High	Low	High	Low

July 2003	$10.30	$8.24	NIS 44.13	NIS 37.15
August 2003	$8.21	$7.47	NIS 36.41	NIS 33.98
September 2003	$9.19	$7.96	NIS 41.03	NIS 34.97
October 2003	$10.05	$8.85	NIS 44.81	NIS 39.29
November 2003	$11.27	$10.00	NIS 49.16	NIS 45.53
December 2003	$11.42	$9.59	NIS 50.40	NIS 41.71
January 2004	$14.15	$11.32	NIS 63.50	NIS 51.60
February 2004	$13.91	$11.59	NIS 61.70	NIS 52.10
March 2004	$13.76	$12.20	NIS 61.70	NIS 54.20
April 2004	$14.66	$13.11	NIS 66.00	NIS 62.30
May 2004	$14.01	$12.42	NIS 63.90	NIS 57.90
June 2004	$14.52	$12.80	NIS 65.08	NIS 58.67
July 2004 *	$14.93	$14.01	NIS 67.33	NIS 62.89

     * Through July 15, 2004.

          The average closing sale price for Elron’s shares on the TASE during the six months prior to the date of this offer to purchase, i.e., between January 1, 2004 and July 15, 2004, was NIS 60.25 ($13.42 based on an exchange rate of NIS 4.49 per U.S. dollar as of July 15, 2004) per share.  The average closing sale price for Elron’s shares on Nasdaq during the six months prior to the date of this offer to purchase, i.e., between January 1, 2004 and July 15, 2004, was $13.36 per share.

          On July 15, 2004, the last full trading day prior to the commencement of the offer, the closing sale price per share as reported on Nasdaq was $14.29, and as reported on the TASE was NIS 64.20 ($14.30 based on an exchange rate of NIS 4.49 per U.S. dollar as of July 15, 2004).

          You are urged to obtain a current market quotation for Elron’s shares.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

          Our purchase of Elron shares pursuant to the offer will reduce the number of Elron shares that might otherwise be traded publicly and may reduce the number of Elron shareholders. In particular, if the offer is consummated, Elron’s “public float,” that is the number of shares owned by Elron’s non-affiliated shareholders and available for trading in the securities markets, will be reduced. This may result in lower share prices or reduced liquidity in the trading market for Elron’s shares in the future. Nonetheless, we anticipate that there will be a sufficient number of shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq and the TASE, we believe that our purchase of shares pursuant to the offer will not, in itself, cause the remaining shares of Elron to be delisted from Nasdaq or the TASE.

          The shares are now “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

          Elron’s shares are registered under the Exchange Act, which requires, among other things, that Elron furnish certain information to its shareholders and the SEC.  We believe that our purchase of shares pursuant to the offer will not result in deregistration of the shares under the Exchange Act or otherwise cause Elron to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a foreign private issuer).

8.	INFORMATION CONCERNING ELRON.

          Except as otherwise set forth in this offer to purchase, the information concerning Elron contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We assume no responsibility for the accuracy or completeness of the information contained in such documents or records or for any failure by Elron to disclose events that may have occurred and may affect the significance or accuracy of any such information.

          Overview.  Elron’s legal and commercial name is Elron Electronic Industries Ltd. and its legal form is a company limited by shares.  It was incorporated under the laws of the State of Israel on October 20, 1961.  Elron’s corporate headquarters and principal executive offices are located at 3 Azrieli Center, Triangular Tower, 42nd Floor, Tel Aviv 67023, Israel.  Its telephone number in Israel is +972-3-607-5555.  Elron’s website address is www.elron.com.  However, information contained on Elron’s website does not constitute a part of this offer to purchase.

          Elron was founded in 1961. In its early years, it focused primarily on the high-technology sector by building Israeli and Israel-related companies with technologies in the fields of advanced defense electronics, communications, semiconductors and medical imaging.  It is now a multinational high technology holding company engaged, through its affiliates, with a group of high technology operating companies in the fields of medical devices, advanced defense electronics, communication, information technology software, semiconductors and advanced materials. In October 1975, Elron conducted an initial public offering of its shares and listed its shares for trading on the TASE and, in March 1981, the shares also commenced trading on the Nasdaq. The shares are listed on both Nasdaq and the TASE under the symbol “ELRN.”

          Available Information.  Elron is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

          These reports and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.  Elron’s filings on or after November 15, 2002, are also available on the SEC’s website (http://www.sec.gov).

          According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Elron is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Elron, and which was furnished or that has to be furnished, according to U.S. law, to Elron’s shareholders. Such filings, if were filed on or after November 29, 2000, are available on the TASE’s website (http://maya.tase.co.il/bursa/index.asp), and, if were filed on or after November 16, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

9.	INFORMATION CONCERNING DISCOUNT.

          General.  Our legal and commercial name is Discount Investment Corporation Ltd. and our legal form is a company limited by shares.  We were incorporated under the laws of the State of Israel on March 27, 1961.  Our corporate headquarters and principal executive offices are located at 3 Azrieli Center, Triangular Tower, 44th Floor, Tel Aviv 67023, Israel.  Our telephone number in Israel is +972-3-607-5888.  Our website address is www.dic.co.il.  However, information contained on our website does not constitute a part of this offer to purchase.

          We are an Israeli holding company, whose shares are listed on the TASE under the symbol “DISI.” We hold investments in companies, predominantly companies located in Israel or that are Israel-related, operating mainly in the fields of advanced technology, communications, industry, real estate and commerce, including:

•	Elron;

•	Cellcom Israel Ltd., one of Israel’s leading cellular communications service operators;

•

Given (Nasdaq & TASE: GIVN), an Israeli company engaged in the development and commercialization of a unique system for the diagnosis of gastrointestinal disorders and diseases, based on an ingested capsule containing a miniature video camera;

•	Scitex Corporation Ltd. (Nasdaq & TASE: SCIX), an Israeli company engaged primarily in the development and commercialization of printing solutions for the industrial inkjet digital global markets;

•	American Israeli Paper Mills Ltd. (AMEX & TASE: AIP), an Israeli company engaged in the supply of paper products;

•	Netvision Ltd., one of Israel’s largest Internet service providers (ISP);

•	Property and Building Corporation Ltd. (TASE: PTBL), one of Israel’s leading real-estate companies in the fields of revenue-generating assets, residential construction and infrastructures;

•

Ham-Let (Israel Canada) Ltd. (TASE: HAML), an exporting company which is one of the leading suppliers in the world of connectors and faucets for the micro-electronic, petrochemical and energy industries;

•	Super-Sol Ltd. (TASE: SAE), one of Israel’s leading retail chains;

•	Globecall Ltd., one of Israel’s leading communications companies in the area of local loop connection point and in business communications;

•	Global Village Telecom Ltda., a franchisee for operating telephony services in southern Brazil; and

•

Galil, an Israeli company engaged in the development and commercialization of minimally invasive temperature-based therapies for treatment of both benign and malignant diseases of the prostate and other urological diseases such as kidney tumors.

          We are a majority owned subsidiary of IDB Development, an Israeli company whose shares are listed on the TASE under the symbol “IDBD.” IDB Development is controlled by IDB Holding, an Israeli company whose shares are listed on the TASE under the symbol “IDBH.” A group of controlling shareholders of IDB Holding, comprising of Ganden, Manor and Livnat, owns approximately 51.7% of IDB Holding’s outstanding shares. The members of the group have entered into a Shareholders Agreement with respect to their shares in IDB Holding for the purpose of maintaining and exercising control of IDB Holding as one single group of shareholders. The Shareholders Agreement, the term of which is until May 19, 2023, provides, among other things, that Ganden will be the manager of the group as long as Ganden and its permitted transferees will be the largest shareholder of IDB Holding among the parties to the Shareholders Agreement; that the parties to the Shareholders Agreement will vote together at shareholders’ meetings of IDB Holding as shall be determined in accordance with a certain mechanism set forth therein; and that they will exercise their voting power of IDB Holding for electing their designees as directors of IDB Holding and its direct and indirect subsidiaries and other investee companies. In addition, Shelly Bergman, one of Ganden’s controlling shareholders, owns approximately 4.9% of IDB Holding’s outstanding shares, Ganden Holdings Ltd., a private Israeli company controlled by Nochi Dankner and Shelly Bergman, owns approximately 0.17% of outstanding shares of IDB Holding, Manor Holdings B.A. Ltd., a private Israeli company wholly owned by Isaac Manor and Ruth Manor, owns approximately 0.04% of the outstanding shares of IDB Holding and Avraham Livnat Ltd., a private Israel company controlled by Avraham Livnat, owns approximately 0.04% of the outstanding shares of IDB Holding.  The foregoing description is qualified in its entirety by reference to Schedule I of this offer to purchase and to Exhibit (d)(2) to the Schedule TO filed by us with the SEC today relating to the description of our ownership of Elron shares.

          Additional Information.  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of our executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) are set forth in Schedule I to this offer to purchase.  Schedule I also sets forth the name, business address, telephone number and certain other information with respect to IDB Development and IDB Holding, our “controlling shareholders” for purposes of this offer to purchase, and certain other persons who may be deemed to be ultimately in control of us.

          Except as set forth below, none of Discount or, to the best of our knowledge, any of the persons or entities listed on Schedule I:

•	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

•

has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

•

has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

In February 2002, Discount, some of its former executive officers and a current executive officer were convicted in the Tel Aviv Magistrate’s Court of an offense under Section 53(a)(4) of the Israeli Securities Law (inclusion of a misleading detail in financial statements in order to mislead a reasonable investor).  Discount was convicted of this offense for failing to attach the financial statements of its related companies Iscar Ltd., Blades Technologies Ltd. and Tefron Holdings (1990) Ltd. to the financial statements of Discount it submitted to the TASE and to the Israeli Registrar of Companies for the year ended December 31, 1990 and for each quarterly and annual period thereafter, up to and including the first quarter of 1995.  In May 2002, a fine of NIS 800,000 (approximately $160,000, based on the exchange rate of NIS per dollar at that time) was imposed on Discount for that offense. Discount and the other defendants filed an appeal against their convictions in the Tel Aviv District Court and, following a hearing of the appeal, are awaiting the District Court’s verdict.

          Available Information.  We have filed with the SEC a Schedule TO, which includes this offer to purchase as an exhibit thereto and contains additional information concerning the offer.

          We are not subject to the informational filing requirements of the Exchange Act. As a public company whose shares are listed on the TASE, we are subject to the informational filing requirements of the Israeli Securities Law. However, all of our filings with the ISA are in Hebrew. In either case, information contained in our filings with the ISA does not constitute a part of this offer to purchase.

10.	SOURCES AND AMOUNT OF FUNDS.

          The offer is not conditioned upon any financing arrangements. We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $33.5 million. We possess all necessary funds to consummate the offer from cash on hand.  To secure the payment for the shares tendered in the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the shares.  In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase in the offer.

11.	CONDITIONS TO THE OFFER.

          Under Israeli law, the offer is generally unconditional and we will become irrevocably bound to purchase, subject to proration, the shares validly tendered in the offer and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date, subject to the following. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered shares, and terminate the offer, if, in our reasonable judgment,

(a)  at 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date, any one or more of the following conditions has not been satisfied:

           (1) there shall have been validly tendered and not properly withdrawn at least 2,203,425 shares (representing approximately 7.5% of Elron’s issued and outstanding shares), such that following the consummation of the offer, we will beneficially own 46.0% of Elron’s issued and outstanding shares (based on 29,225,345 issued and outstanding shares as of July 13, 2004); or

           (2) as required by Israeli law, solely in the event that the offer results in us purchasing a number of shares such that following the consummation of the offer, we will beneficially own more than 45.0% of the voting power of Elron (i.e., purchasing more than 1,911,172 shares, based on 29,225,345 issued and outstanding shares as of July 13, 2004), the aggregate number of shares validly tendered in the offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection to the offer (excluding shares held by us or our affiliates pursuant to Section 331(c) of the Israeli Companies Law);

(b)  at any time on or after commencement of the offer and prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date,

•	any “event” (as such term is defined below) shall have occurred,

•	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event,” and

•

such “event” would cause the terms of the offer as a result of such event to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

For purposes of this paragraph (b), an “event” shall mean any of the following:

(1)

any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

	(2)	any action or proceeding threatened, instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign;

(3)

any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Elron that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on Elron or, assuming consummation of the offer, on us;

	(4)	there has or will have occurred, and continue to exist:

	•	any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;

	•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. or Israel (whether or not mandatory);

•

a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the U.S. or Israel or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions;

	•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

•

any change in the general political, market, economic or financial conditions in the U.S., Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, Elron or the trading of Elron shares; or

•

a tender offer or exchange offer for any or all of Elron shares, or any merger, acquisition, business combination or other similar transaction with or involving Elron or any of its subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed; or

(c)  at least one Israeli business day prior to the Initial Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the shares pursuant to the offer (see Section 12).  This includes that any U.S. governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

          The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and, in the case of clauses (a)(1) and (b) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Initial Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment.

          You should be aware that, under Israeli law, we may not waive the conditions set forth in clause (a)(2) and clause (c) above.  In addition, under Israeli law, if (i) we waive the condition set forth in clause (a)(1) above and (ii) the offer results in us purchasing a number of shares such that following the consummation of the offer, we will beneficially own more than 45.0% of the voting power of Elron (i.e., purchasing more than 1,911,172 shares, based on 29,225,345 issued and outstanding shares as of July 13, 2004), we will not be able to consummate the offer unless the aggregate number of shares validly tendered in the offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection to the offer (excluding shares held by us or our affiliates pursuant to Section 331(c) of the Israeli Companies Law).  Accordingly, if we determine to waive the condition set forth in clause (a)(1) above:

1.

we will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m. New York time, or 4:00 p.m., Israel time, on the business day following the previously announced Initial Completion Date stating, that (1) we have waived such condition and (2) to the extent required by rules of the SEC and by Israeli law, we extend the previously announced Initial Completion Date. In any event, if we waive such condition, the Initial Offer Period (as extended, if necessary) will not expire before the lapse of at least five business days after the public announcement. Under Israeli law, we are required to file an immediate report with the ISA to that effect prior to the expiration of the Initial Offer Period; and

2.

(a) if, at 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as extended), there shall have been validly tendered and not properly withdrawn at least 1,911,172 shares (assuming 29,225,345 shares are issued and outstanding at such time), such that following the consummation of the offer, we will beneficially own more than 45.0% of the voting power of Elron, we will announce the results of the offer as of such date and, as required by Israeli law, if, with respect to each share owned by you: (a) you have not yet responded to the offer; (b) you have notified us of your objection to the offer; or (c) you have tendered such share but have withdrawn your tender during the Initial Offer Period (as extended by us), you will be afforded an additional four calendar-day period, the Additional Offer Period, during which you may tender such share (see Section 1 and Section 4); or

(b) if, at 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as extended), there shall have been validly tendered and not properly withdrawn less than 1,911,172 shares (assuming 29,225,345 shares are issued and outstanding at such time), such that following the consummation of the offer, we will beneficially own 45.0% or less of the voting power of Elron, we will either (1) further extend the Initial Offer Period (and publicly announce it in the manner described above); or (2) consummate the offer by accepting the shares validly tendered and not properly withdrawn as of 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as initially extended), which means that we shall not provide an Additional Offer Period in such event.

          Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time,on the Initial Completion Date. Any determination by us concerning any condition described in this Section 11 shall be final and binding on all parties. A public announcement may be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

          Should the offer be terminated pursuant to the foregoing provisions, all tendered shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

          The offer is not conditioned on our obtaining financing or the approval of the board of directors of Elron.

12.	LEGAL MATTERS AND REGULATORY APPROVALS.

          The Israeli Securities Authority.  Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Initial Completion Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials be published within one business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Initial Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

          The U.S. Securities and Exchange Commission.   The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or, for that matter, any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

          General.  In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. We are not aware of any license or regulatory permit that appears to be material to the business of Elron and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of shares pursuant to the offer.  If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Elron’s business.  See Section 11 for conditions to the offer, including conditions with respect to regulatory approvals.

13.	FEES AND EXPENSES.

          We have retained MacKenzie Partners, Inc. to serve as our Information Agent, American Stock Transfer & Trust Company, Elron’s U.S. transfer agent, to serve as the U.S. Depositary and Clal Finance Batucha Investment Management Ltd. to serve as the Israeli Depositary.

          The Information Agent may contact holders of shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, MacKenzie Partners, Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

          It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$10,000

U.S. and Israeli Depositaries’ Fees and Expenses	$25,000

Filing Fees	$4,187.6

Legal Fees	$400,000

Printing and Mailing Costs	$20,000

Miscellaneous	$10,000

Total	$469,187.6

          Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14.	MISCELLANEOUS.

          We are making the offer to shareholders of Elron by this offer to purchase and the related documents delivered to you.  We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

          No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

          Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.  The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

          Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this offer to purchase with the ISA, the TASE and the Israeli Companies Registrar.

Discount Investment Corporation Ltd.

By:	/s/ Oren Lieder	By:	/s/ Shlomo Cohen

Name: Oren Lieder		Name: Shlomo Cohen, Adv.
Title:	Senior Vice President and Chief Financial Officer	Title: Legal Counsel

July 16, 2004

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999
(Unofficial Translation from Hebrew)

“331.	Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)

In counting the votes of the offerees, the votes of a controlling shareholder of the offeror who owns a controlling parcel of shares in the company, or of persons on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall be excluded.

(d)

If a special tender offer is accepted, then all offerees, who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by another date to be set by the Minister for this purpose, and they shall be treated like persons who agreed to the offer from the start.”

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes
(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” or a “resident” as follows:

          “(A)  with respect to an individual - a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

                    (1)  in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

                           (a)  place of permanent home;

                           (b)  place of residential dwelling of the individual and the individual’s immediate family;

                           (c)  place of the individual’s regular or permanent occupation or the place of his permanent employment;

                           (d)  place of the individual’s active and substantial economic interests;

                           (e)  place of the individual’s activities in organizations, associations and other institutions;

                    (2)  the center of vital interests of an individual will be presumed to be in Israel:

                           (a)  if the individual was present in Israel for 183 days or more in the tax year;

                           (b)  if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

                           For the purposes of this provision, “day” includes a part of a day;

                    (3)  the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

                    (4)  …;

          (B)  with respect to a body of persons - a body of persons which meets one of the following:

                    (1)  it was incorporated in Israel;

                    (2)  the “control and management” of its business is exercised in Israel.”

SCHEDULE I

A.	DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR OFFICE HOLDERS OF DISCOUNT

          The following table sets forth the name, address, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, of each of our directors, executive officers and other “senior office holders” (as such term is defined under the Israeli Securities Law).  Unless otherwise indicated, all of our directors, executive officers and other senior office holders are citizens of Israel.

Name & Address	Age	Position with Discount	Current Principal Occupation & Material Positions in Past 5 Years

Nochi Dankner (1) 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.	49	Chairman of the Board of Directors

Mr. Dankner is a businessman and chairman and a director of companies. Current principal occupation: chairman and CEO of IDB Holding; chairman of IDB Development, Discount, Clal Industries and Investments Ltd. (2) (“Clal”), and a director of Azorim Investment Development and Construction Company Ltd. (3) (“Azorim”).

Material positions in past 5 years: chairman of Ganden Holdings Ltd. (“Ganden Holdings”) (4) since February 2000, and a director of affiliates of Ganden Holdings; a director of various companies in the IDB group since May 2003; a director of Bank Hapoalim B.M. (5) from November 1997 until May 2003.

Shelly Bergman (1) 12 Recanati Street, Ramat Aviv Gimmel, Israel	43	Director

Current principal occupation: a director of IDB Holding, IDB Development, Discount and Clal.

Material positions in past 5 years: a director of Dankner Investments Ltd. (6) from 1993 until 1999, of Israel Salt Industries Ltd. (7) from 1997 until 2003, and of Ganden Holdings since May 2003.

Zvi Livnat (8) 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.	50	Director

Current principal occupation: deputy CEO of IDB Holding and co-CEO of Clal.

Material positions in past 5 years: a director of companies in the IDB group, including IDB Development since May 2003, and Clal from May 2003 until May 2004. Vice President – Commerce of Taavura Holdings Ltd. (9) (“Taavura”)from 1979 until June 2003, and a director of affiliates of Taavura.

Avraham Fischer (10) 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.	47	Director

Current principal occupation: Executive Vice President of IDB Holding, deputy Chairman of IDB Development and co-CEO of Clal.

Material positions in past 5 years: co-managing partner of Fischer, Behar, Chen & Co. (11) since 1982; a director of Clal since May 2003; a director of other companies in the IDB group; co-chairman of Ganden Tourism and Aviation Ltd. (12) (“Ganden Tourism”)and deputy chairman of Ganden Holdings since 1997, and a director of affiliates of Ganden Holdings.

Lior Hannes 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.	40	Director

Current principal occupation: Executive Vice President of IDB Development; Chairman of Clal Tourism Ltd. (28)

Material positions in past 5 years: a director of IDB Holding and Clal since May 2003, of Clal Insurance Enterprises Holdings Ltd. (18) (“Clal Insurance”) since August 2003,and of other companies in the IDB group; CEO of Ganden Tourism, a director of affiliates of Ganden Tourism and Business Manager of Ganden Holdings, from October 1999 until December 2003.

Name & Address	Age	Position with Discount	Current Principal Occupation & Material Positions in Past 5 Years

Refael Bisker	52	Director	Current principal occupation: CEO of Ganden Hodings.

3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

Material positions in past 5 years: CEO of Ganden Real Estate Ltd. (13) (“Ganden Real Estate”), a director of IDB Holding and IDB Development since May 2003; a director of other companies in the IDB group; a director of affiliates of Ganden Real Estate and Ganden Holdings.

Jacob Schimmel * 54-56 Euston Street, London NW1, United Kingdom.	41	Director

Current principal occupation: co-director of the UKI Investments Group. (14)

Material positions in past 5 years: a director of IDB Development since May 2003; a director of companies in the UKI Investments group.

Shaul Ben-Zeev Taavura Junction, Ramle 72102, Israel.	57	Director

Current principal occupation: CEO of Avraham Livnat Ltd. (15) (“Livnat Ltd.”) and Director of Business Development of Taavura.

Material positions in past 5 years: a director of IDB Development since 2003; a director of companies in the Livnat Ltd. group; CEO of Dead Sea Works Ltd. (16) from November 1997 until December 2000.

Eliahu Cohen (17)	71	Director	Current principal occupation: CEO of IDB Development.

3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

Material positions in past 5 years: CEO pf IDB Holding from February 2003 until December 2003; a director of IDB Holding, IDB Development and Clal; chairman of Clal Insurance Enterprises Holdings Ltd. (18) (“Clal Insurance”); a director of other companies in the IDB group; a director of several private companies.

Gideon Lahav 124 Ehad Ha-Am Street, Tel-Aviv 65208, Israel.	74	Director, Chairman of Audit Committee

Current principal occupation: a director of companies.

Material positions in past 5 years: a director of Orbotech Ltd. (“Orbotech”), Paz Oil Company Ltd. and Tempo Beer Industries Ltd. (“Tempo”) since 1999, 2000 and 2001, respectively. (19)

Nahum Admoni	74	Director **	Current principal occupation: a director of companies.

26 Ben Josef Street, Ramat Aviv Gimel, Tel-Aviv 69125, Israel.

Material positions in past 5 years: a director of Housing and Construction Holding Ltd. (“Housing Ltd.”) and Bank Mishkan – Hapoalim Mortgages Ltd. (“Mishkan”), since August 1996 and December 1999, respectively. (20)

Isaac Manor*** (21) 26 Hagderot Street, Savion 56526, Israel.	63	Director

Current principal occupation: chairman of companies in the motor vehicle sector of the David Lubinski Ltd. (22) (“Lubinski”) group.

Material positions in past 5 years: a director of IDB Holding, IDB Development, Clal, Azorim and Clal Insurance since May 2003; a director of other companies in the IDB group; a director of Union Bank of Israel Ltd. Since June 1993 (29); a director of various companies in the Lubinski group and in family companies; co-CEO of companies in the motor vehicle sector of the Lubinski group until October 2000.

Name & Address	Age	Position with Discount	Current Principal Occupation & Material Positions in Past 5 Years

Dori Manor*** (10) (21) 18 Hareches Street, Savion 56538, Israel.	37	Director

Current principal occupation: CEO of companies in the motor vehicle sector of the Lubinski group.

Material positions in past 5 years: a director of IDB Holding, IDB Development and Clal since May 2003; a director of various companies in the Lubinski group and in family companies; vice-president of Cheroudar Ltd. (23) from 1997 until October 2000.

Darko Horvat ****	37	Director	Current principal occupation: president of the Aktiva Group. (24)

Aktiva Group, 12 Carlos Place, London W1K 2ET, United Kingdom

Material positions in past 5 years: a director of IDB Holding, IDB Development, Clal, and Clal Insurance since May 2003; a director of Ganden Holdings and Ganden Tourism since 2001; a director of various companies in the Aktiva Group.

Gideon Dover 11 Hamaalot Street, Herzlia B 46583, Israel.	59	Director **	Current principal occupation: CEO and a director of Dover Medical and Scientific Equipment Ltd. (25) Material positions in past 5 years: a director of IDB Holding from July 1995 until July 2000.

Ami Erel (10) 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.	57	President and Chief Executive Officer

Current principal occupation: President and CEO of Discount.

Material positions in past 5 years: chairman of Elron since November 1999; chairman or a director of other companies in the Discount group since June 2001; CEO of Elron from November 1999 until December 2001; chairman of the Board of the Israeli Association of Electronics and Information Industries (32) from January 2000 until January 2004; CEO of Bezeq The Israeli Telecommunication Corporation Ltd. (26) (“Bezeq”) from April 1997 until November 1999.

Oren Lieder (10) 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.	55	Senior Vice President and Chief Financial Officer

Current principal occupation: Senior Vice President and CFO of Discount.

Material positions in past 5 years: a director of companies in the Discount group; CFO of Bezeq from September 1997 until December 2002, a director of Pelephone Communication Ltd.(30) from June 1998 until September 2002, and of D.B.S. Satellite Services (1998) Ltd. from June 2000 until September 2002.(31)

Raanan Cohen (17) 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.	36	Vice President

Current principal occupation: vice president of Discount, and President and CEO of Scitex Corporation Ltd. (27)

Material positions in past 5 years: a director of companies in the Discount group; executive assistant to the president of Discount from May 1999 until August 2001.

Michel Dahan	46	Comptroller	Current principal occupation: comptroller of Discount.

3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.			Material positions in past 5 years: a director of companies in the Discount group; chief accountant of Discount from November 1987 until February 2001.

Name & Address	Age	Position with Discount	Current Principal Occupation & Material Positions in Past 5 Years

Yehuda Bareket	66	Internal Auditor	Current principal occupation: internal auditor of Discount.

3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.			Material positions in past 5 years: internal auditor of several companies in the Discount group.

*	Citizen of the United Kingdom.

**	An “External Director” (as such term is defined under the Israeli Companies Law).

***	Dual citizen of Israel and France.

****	Citizen of Slovenia.

(1)	Nochi Dankner is the brother of Shelly Bergman. See “Controlling Persons” below.

(2)

Clal, a subsidiary of IDB Development, is an Israeli company, holding investments in Israeli companies that operate primarily in the fields of high-tech, electronics, communications, textiles, cement, paper and biotechnology. Its address is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

(3)	Azorim, a subsidiary of IDB Development, is an Israeli company engaged in the development and commercialization of real estate. Its address is 32 Arania Street, Tel Aviv 64739, Israel.

(4)

Ganden Holdings is an Israeli company, holding investments mainly in Israeli companies that operate primarily in the fields of high-tech, aviation, tourism, communications, and real estate. Also, Ganden Holdings is the parent company of Ganden (see “Controlling Persons” below). Its address is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

(5)	Bank Hapoalim B.M. is an Israeli commercial bank. Its address is Bank Hapoalim Building, 63 Yehuda Halevy Street, Tel Aviv 65781, Israel.

(6)	Dankner Investments Ltd. is an Israeli company engaged primarily in the communications sector, real estate and infrastructure. Its address is 7 Menachem Begin Street, Ramat Gan 52117, Israel.

(7)

Israel Salt Industries Ltd. is an Israeli company primarily engaged in the manufacture and marketing of edible salt, and in the development of real estate. Also, it is one of the controlling shareholders of Bank Hapoalim B.M. Its address is P.O.B. 7, Atlit, Israel.

(8)	Zvi Livnat is the son of Avraham Livnat. See “Controlling Persons” below.

(9)

Taavura is an Israeli company, engaged in road haulage and logistics and holds investments in Israeli companies that operate in various commercial and industrial activities. Its address is P.O.B. 320, Industrial Zone, Ramla 72102, Israel.

(10)	Member of Elron’s board of directors.

(11)	Fischer, Behar, Chen & Co. is an Israeli law firm. Its address is 3 Daniel Frisch, Tel Aviv 64731, Israel.

(12)

Ganden Tourism is an Israeli company holding investments in Israeli companies, operating primarily in the fields of aviation and tourism. Its address is Alrov Tower, 46 Rothschild Blvd., Tel Aviv, 66883, Israel.

(13)

Ganden Real Estate, a subsidiary of Ganden Holdings, is an Israeli company engaged primarily in the Israeli real estate market. Its address is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

(14)

The UKI Investment Group is an international investment group based in London, U.K., and is engaged primarily in holding investments mainly in companies that operate in the field of real estate. Its address is 54-56 Euston Street, London NW1 2ES, United Kingdom.

(15)

Livnat Ltd. is an Israeli company holding investments mainly in Taavura (see note (9) above) and companies that operate in the real estate and commercial sectors. Also, Livnat Ltd. is the parent Company of Livnat (see “Controlling Persons” below). Its address is P.O.Box 320, Industrial Zone, Ramla 72102, Israel.

(16)

Dead Sea Works Ltd. is an Israeli company engaged in the manufacture of potash, industrial salts, table salts and bath salts, based on Dead Sea minerals. Its address is the Potash House, P.O.B. 75, Beer Sheva 84100, Israel.

(17)	Eliahu Cohen is the father of Raanan Cohen.

(18)	Clal Insurance, a subsidiary of IDB Development, is an Israeli company engaged in insurance and related financial services. Its address is 48 Menachem Begin Road, Tel Aviv 66184, Israel.

(19)

Orbotech is an Israeli company engaged in the development and production of hi-tech equipment for inspecting and imaging circuit boards and display panels. Its address is Sanhedrin Blvd., North Industrial Zone, Yavne 81101, Israel. Paz Oil Company Ltd. is an Israeli company engaged in Petroleum-based products, roadside services and real estate development. Its address is P.O.Box 222, Netanya 42101, Israel. Tempo is an Israeli company engaged in the manufacture and marketing of beer and soft drinks. Its address is 2 Giborei Israel, South Industrial Zone, Netanya 42101, Israel.

(20)

Housing is an Israeli company engaged in real estate and construction. Its address is 3 Shalem Street, Ramat Gan 52215, Israel. Mishkan is an Israeli company engaged primarily in providing real estate finance. Its address is 23 Menachem Begin Road, Tel Aviv 66183, Israel.

(21)

Isaac Manor is the husband of Ruth Manor (see “Controlling Shareholders” below) and they are the parents of Dori Manor. Issac Manor and Ruth Manor are the parents-in-law, and Dori Manor is the brother-in-law, of Assaf Topaz, a Director of Business Development at Elron.

(22)	Lubinski is an Israeli company engaged primarily in the import to and marketing in Israel of motor vehicles. Its address is 103 Kahnman Street, Bney Brak 51553, Israel.

(23)	Cheroudar Ltd. is an Israeli company engaged in import of vehicle spare parts. Its address is 103 Kahnman Street, Bney Brak 51553, Israel.

(24)

The Aktiva Group is an international organization engaged, through its group companies, primarily in financial investments and services. Its principal offices’ address is Aktiva Holdings BV, Strawinskylaan 1001, Amsterdam, The Netherlands 1077XX.

(25)	Dover Medical and Scientific Equipment Ltd.is an Israeli company engaged in the marketing of medical equipment and instruments. Its address is 11 Hamaalot Street, Herzlia B 46583, Israel.

(26)	Bezeq is an Israeli company engaged in providing telephony and other telecommunication services. It principal offices’ address is 15 Hatzvi Street, Jerusalem 94386, Israel.

(27)

Scitex Corporation Ltd. is an Israeli company engaged primarily in the development and commercialization of printing solutions for the industrial inkjet digital global markets.  Its address is3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

(28)	Clal Tourism Ltd., a subsidiary of IDB Development, is an Israeli Company engaged in tourism services. Its address is 3 Hamelacha Street, Tel Aviv 67215, Israel.

(29)	Union Bank of Israel Ltd. is an Israeli commercial bank. Its address is 6 Ahuzat Bait Street, Tel Aviv 65143, Israel.

(30)	Pelephone Communication Ltd. is an Israeli company engaged in providing cellular telephony services. Its principal offices’ address is 33 Yitzhak Rabin Road, Givataim 61620, Israel.

(31)

D.B.S. Satellite Services (1998) Ltd. is an Israeli company engaged in providing multi television channel broadcast services. Its principal offices’ address is 6 Hayozma Street, Industrial Zone, Kfar Saba 44425, Israel.

(32)	The Israel Association of Electronics and Information Industries is an Israeli association. Its address is 29 Hamered Street, Tel Aviv 68125, Israel.

B.	DISCOUNT’S CONTROLLING SHAREHOLDERS

          IDB Development and IDB Holding

          Discount is controlled by IDB Development Corporation Ltd. (“IDB Development”), a majority owned subsidiary of IDB Holding Corporation Ltd. (“IDB Holding”).  Both IDB Development and IDB Holding are Israeli companies. IDB Development holds investments in various entities, operating primarily in the fields of insurance, real estate, high-tech, electronics, communications, industries and commerce. IDB Holding is a holding company that, through IDB Development, holds investments in various entities, operating primarily in the fields of insurance, real estate, high-tech, electronics, communications, industries and commerce.

          Each of IDB Development’s and IDB Holding’s respective shares are listed on the TASE.

          The principal address of IDB Development and IDB Holding is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

C.	CONTROLLING PERSONS

          Since May 19, 2003, IDB Holding is controlled by a group comprised of:

          (1) Ganden Investment I.D.B. Ltd. (“Ganden”), a private Israeli company controlled by Nochi Dankner (who is also the Chairman of IDB Holding, IDB Development and Discount) and his sister Shelly Bergman (who is also a director of IDB Holding, IDB Development and Discount). Ganden holds 31.02% of the outstanding shares of IDB Holding;

          (2) Manor Investments - IDB Ltd. (“Manor”), a private Israeli company controlled by Ruth Manor (whose husband, Isaac Manor, is a director of IDB Holding, IDB Development and Discount, and their son, Dori Manor, is a director of IDB Holding, IDB Development, Discount and Elron). Manor holds 10.34% of the outstanding shares of IDB Holding;

          (3) Avraham Livnat Investments (2002) Ltd. (“Livnat”), a private Israeli company controlled by Avraham Livnat (whose son, Zvi Livnat, is a director of IDB Holding, IDB Development and Discount, and whose son, Shay Livnat, is a director of IDB Development). Livnat holds 10.34% of the outstanding shares of IDB Holding.

          Ganden, Manor and Livnat, owning in the aggregate approximately 51.7% of the equity and voting power of IDB Holding, entered into a shareholders agreement relating to, among other things, their joint control of IDB Holding, the term of which is until May 19, 2023.

          In addition, (a) Shelly Bergman owns approximately 4.9% of the outstanding shares of IDB Holding, (b) Ganden Holdings Ltd., a private Israeli company controlled by Nochi Dankner and Shelly Bergman, owns approximately 0.17% of the outstanding shares of IDB Holding, (c) Manor Holdings B.A. Ltd., a private Israeli company wholly owned by Isaac Manor and Ruth Manor, owns approximately 0.04% of the outstanding shares of IDB Holding and (d) Avraham Livnat Ltd., a private Israel company controlled by Avraham Livnat, owns approximately 0.04% of the outstanding shares of IDB Holding..

          Based on the foregoing, IDB Holding and IDB Development (by reason of their control of Discount), Ganden, Manor and Livnat (by reason of their control of IDB Holding) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with Discount the power to vote and dispose of Elron’s shares beneficially owned by Discount (including DIC Loans and PEC, Discount’s wholly owned subsidiaries) amounting to approximately 38.5% of the outstanding  shares of Elron.

          Accordingly, we consider Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat to be the persons ultimately in control of us. The following table sets forth the name, address, age, citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each of them.

Name & Address	Age	Citizenship	Principal Occupation

Nochi Dankner	49	Israel	See Section A above.

3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

Name & Address	Age	Citizenship	Principal Occupation

Shelly Bergman	43	Israel	See Section A above.
12 Recanati Street, Ramat Aviv Gimmel, Israel.

Ruth Manor	62	Israel	Current principal occupation: a director of companies.

26 Hagderot Street, Savyon 56526, Israel.			Material positions in past 5 years: a director of companies in the Lubinski group and in private family companies.

Avraham Livnat	79	Israel	Current principal occupation: managing director of Taavura.

Taavura Junction, Ramle 72102, Israel.			Material positions in past 5 years: a director of companies in the Taavura group and in private family companies.

The U.S. Depositary for the offer is:

American Stock Transfer & Trust Company

By Hand/Overnight Courier:	By Facsimile Transmission:	By Mail:
+1-718-235-5001

American Stock Transfer & Trust Company	Confirm by Telephone:	American Stock Transfer & Trust Company
59 Maiden Lane	+1-718-936-5100	59 Maiden Lane
New York, New York 10038		New York, New York 10038
Attn: Reorganization Department		Attn: Reorganization Department

The Israeli Depositary for the offer is:

Clal Finance Batucha Investment Management Ltd.

By Hand/Overnight Courier/Mail: Clal Finance Batucha Investment Management Ltd. Rubinstein House 37 Menachem Begin Road Tel Aviv 67137, Israel Attn: Avi Avivi	By Facsimile Transmission (other than communications between the hours of 5:00 p.m. and 12:00 midnight, Israel time, on the Initial Completion Date or at any time on the Final Expiration Date):	By Facsimile Transmission (solely for communications between the hours of 5:00 p.m. and 12:00 midnight, Israel time, on the Initial Completion Date or at any time on the Final Expiration Date):
	+972-3-565-3533	+972-3-565-3500

	Confirm by Telephone:	Confirm by Telephone:
	+972-3-565-3529/30	+972-3-565-3586/7

The Information Agent for the offer is:

105 Madison Avenue
New York, New York 10016
call collect +1-212-929-5500
or
toll free +1-800-322-2885
Email: proxy@mackenziepartners.com

Our Israeli legal counsel is:

Goldfarb, Levy, Eran & Co.
Europe-Israel Tower
2 Weizmann Street
Tel Aviv 64239, Israel
Tel:  +972-3-608-9819
Fax: +972-3-608-9837
Attn.: Ido Zemach, Adv.